The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-147180

PRELIMINARY PROSPECTUS SUPPLEMENT, DATED MAY 26, 2009
SUBJECT TO COMPLETION

Prospectus Supplement
(To Prospectus Dated November 6, 2007)

$

MetLife, Inc.
     % Senior Notes due

MetLife, Inc. is offering (the “Offering”) $      aggregate principal amount of its     % Senior Notes due     (the “Senior Notes”). Interest on the Senior Notes will accrue at     % per annum from          , 2009. We will pay interest on the Senior Notes semi-annually in arrears on           and          of each year, beginning on          , 2009.

The stated maturity of the Senior Notes will be          . The Senior Notes will be redeemable at MetLife, Inc.’s option in whole or in part, at any time and from time to time at a redemption price equal to the greater of 100% of the principal amount to be redeemed plus accrued and unpaid interest to the date of redemption and the “Make-Whole Redemption Amount” calculated as described in this prospectus supplement.

The Senior Notes will be unsecured obligations of MetLife, Inc. and will rank equally in right of payment with all MetLife, Inc.’s existing and future unsecured and unsubordinated indebtedness.

See “Risk Factors” beginning on page S-10 of this prospectus supplement to read about important factors you should consider before buying the Senior Notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Senior Note	Total

Price to the Public (1)%		$
Underwriting Discount	%	$
Proceeds, before expenses, to MetLife, Inc.	%	$

(1)	Plus accrued and unpaid interest, if any, from .

We do not currently intend to list the Senior Notes on any securities exchange. Currently there is no public market for the Senior Notes.

The Underwriters expect to deliver the Senior Notes, in book-entry form only, through the facilities of The Depository Trust Company (“DTC’’) for the accounts of its participants, including Clearstream Banking, société anonyme, Luxembourg (“Clearstream Luxembourg”) and/or Euroclear Bank N.V./S.A. (“Euroclear”), on or about          , 2009.

Joint Bookrunners

Barclays Capital	UBS Investment Bank

Prospectus Supplement dated          , 2009

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the Underwriters have authorized anyone to provide you with additional or different information. If anyone provided you with additional or different information, you should not rely on it. Neither we nor the Underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Senior Notes are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the Senior Notes in some jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come are required by us and the Underwriters to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See “Offering Restrictions” in this prospectus supplement.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus carefully before investing in the Senior Notes. This prospectus supplement contains the terms of the Senior Notes. This prospectus supplement may add, update or change information in the accompanying prospectus. In addition, the information incorporated by reference in the accompanying prospectus may have added, updated or changed information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus (or any information incorporated therein by reference), this prospectus supplement will apply and will supersede such information.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information under the caption “Where You Can Find More Information” in the accompanying prospectus.

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “MetLife,” “we,” “our,” or “us” refer to MetLife, Inc., together with its direct and indirect subsidiaries, while references to “MetLife, Inc.” refer only to the holding company on an unconsolidated basis.

WHERE YOU CAN FIND MORE INFORMATION

MetLife, Inc. files reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). These reports, proxy statements and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including MetLife, Inc. MetLife, Inc.’s common stock is listed and trading on the New York Stock Exchange under the symbol “MET”. These reports, proxy statements and other information can also be read at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

The SEC allows “incorporation by reference” into this prospectus supplement and the accompanying prospectus of information that MetLife, Inc. files with the SEC. This permits MetLife, Inc. to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus supplement and accompanying prospectus. Information furnished under Item 2.02 and Item 7.01 of MetLife, Inc.’s Current Reports on Form 8-K is not incorporated by reference in this prospectus supplement and accompanying prospectus. MetLife, Inc. incorporates by reference the following documents which have been filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 MetLife Form 10-K”);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (the “First Quarter MetLife Form 10-Q”); and

•	Current Reports on Form 8-K filed January 14, 2009, January 30, 2009, February 9, 2009 (only with respect to the Item 3.03 information), February 10, 2009, February 18, 2009, March 5, 2009, March 13, 2009, March 23, 2009, March 26, 2009, March 31, 2009, April 17, 2009, May 1, 2009 (only with respect to the Item 8.01 information), May 11, 2009 and May 21, 2009.

MetLife, Inc. incorporates by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the termination or completion of the offering of the securities made by this prospectus supplement and accompanying prospectus. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of securities by means of this prospectus supplement and accompanying prospectus is terminated or completed will automatically update and, where applicable, supersede any information contained in this prospectus supplement and accompanying prospectus or incorporated by reference in this prospectus supplement and accompanying prospectus.

MetLife, Inc. will provide without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and accompanying prospectus, other than exhibits to those documents, unless those exhibits are specifically incorporated by reference into those documents. Requests should be directed to Investor Relations, MetLife, Inc., 1095 Avenue of the Americas, New York, New York 10036 by electronic mail (metir@metlife.com), or by telephone (212-578-2211). You may also obtain some of the documents incorporated by reference into this document at MetLife’s website, www.metlife.com. All other information contained on MetLife’s website is not a part of this document.

FORWARD-LOOKING STATEMENTS

This prospectus supplement may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining MetLife’s actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements. Risks, uncertainties, and other factors that might cause such differences include the risks, uncertainties and other factors identified in MetLife, Inc.’s filings with the SEC. These factors include: (i) difficult and adverse conditions in the global and domestic capital and credit markets; (ii) continued volatility and further deterioration of the capital and credit markets, which may affect MetLife’s ability to seek financing or access its credit facilities; (iii) uncertainty about the effectiveness of the U.S. government’s plan to stabilize the financial system by injecting capital into financial institutions, purchasing large amounts of illiquid, mortgage-backed and other securities from financial institutions, or otherwise; (iv) the impairment of other financial institutions; (v) potential liquidity and other risks resulting from MetLife’s participation in a securities lending program and other transactions; (vi) exposure to financial and capital market risk; (vii) changes in general economic conditions, including the performance of financial markets and interest rates, which may affect MetLife’s ability to raise capital, generate fee income and market-related revenue and finance statutory reserve requirements and may require MetLife to pledge collateral or make payments related to declines in value of specified assets; (viii) defaults on MetLife’s mortgage and consumer loans; (ix) investment losses and defaults, and changes to investment valuations; (x) impairments of goodwill and realized losses or market value impairments to illiquid assets; (xi) unanticipated changes in industry trends; (xii) heightened competition, including with respect to pricing, entry of new competitors, consolidation of distributors, the development of new products by new and existing competitors and for personnel; (xiii) discrepancies between actual claims experience and assumptions used in setting prices for MetLife’s products and establishing the liabilities for MetLife’s obligations for future policy benefits and claims; (xiv) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xv) ineffectiveness of risk management policies and procedures, including with respect to guaranteed benefit riders (which may be affected by fair value adjustments arising from changes in our own credit spread) on certain of MetLife’s variable annuity products; (xvi) increased expenses relating to pension and post-retirement benefit plans, (xvii) catastrophe losses; (xviii) changes in assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (xix) downgrades in MetLife, Inc.’s and its affiliates’ claims paying ability, financial strength or credit ratings; (xx) economic, political, currency and other risks relating to MetLife’s international operations; (xxi) availability and effectiveness of reinsurance or indemnification arrangements, (xxii) regulatory, legislative or tax changes that may affect the cost of, or demand for, MetLife’s products or services; (xxiii) changes in accounting standards, practices and/or policies; (xxiv) adverse results or other consequences from litigation, arbitration or regulatory investigations; (xxv) deterioration in the experience of the “closed block” established in connection with the reorganization of Metropolitan Life Insurance Company; (xxvi) the effects of business disruption or economic contraction due to terrorism, other hostilities, or natural catastrophes; (xxvii) MetLife’s ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption; (xxviii) MetLife, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; and (xxix) other risks and uncertainties described from time to time in MetLife, Inc.’s filings with the SEC.

MetLife, Inc. does not undertake any obligation to publicly correct or update any forward-looking statement if MetLife, Inc. later becomes aware that such statement is not likely to be achieved. Please consult any further disclosures MetLife, Inc. makes on related subjects in reports to the SEC.

NOTE REGARDING RELIANCE ON STATEMENTS IN OUR CONTRACTS

In reviewing the agreements included as exhibits to any of the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, please remember that they are incorporated to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about MetLife, Inc., its subsidiaries or the other parties to the agreements. The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties to the agreement if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before purchasing any securities in the offering. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors,” our financial statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision.

MetLife

MetLife, Inc. is a leading provider of insurance, employee benefits and financial services with operations throughout the United States and the Latin America, Europe and Asia Pacific regions. Through its subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance and retirement & savings products and services to corporations and other institutions. MetLife is one of the largest insurance and financial services companies in the United States. MetLife believes that its franchises and brand names uniquely position it to be the preeminent provider of protection and savings and investment products in the United States. In addition, its international operations are focused on markets where the demand for insurance and savings and investment products is expected to grow rapidly in the future.

MetLife divides its business into four operating segments:

•	Institutional. The Institutional segment offers a broad range of group insurance and retirement & savings products and services to corporations and other institutions and their respective employees.

•	Group insurance products and services include group life insurance, non-medical health insurance products and related administrative services, as well as other benefits and services, such as employer-sponsored auto and homeowners insurance provided through the Auto & Home segment and prepaid legal services plans. MetLife offers group insurance products as employer-paid benefits or as voluntary benefits where all or a portion of the premiums are paid by the employee. MetLife has built a leading position in the U.S. group insurance market through long-standing relationships with many of the largest corporate employers in the United States. MetLife distributes its group insurance products and services through a sales force that is segmented by the size of the target customer. Voluntary products are sold through the same sales channels, as well as by specialists for these products.

•	Institutional’s retirement & savings products and services include an array of annuity and investment products, including guaranteed interest products and other stable value products, accumulation and income annuities, and separate account contracts for the investment management of defined benefit and defined contribution plan assets. MetLife distributes retirement & savings products and services through dedicated sales teams and relationship managers. In addition, the retirement & savings organization works with the distribution channels in the Individual segment and in the group insurance area, to better reach and service customers, brokers, consultants and other intermediaries.

•	Individual. The Individual segment offers a wide variety of protection and asset accumulation products aimed at serving the financial needs of our customers throughout their entire life cycle. Individual segment products include insurance products, such as traditional, variable and universal life insurance and variable and fixed annuities. In addition, Individual sales representatives distribute disability insurance and long-term care insurance products offered through the Institutional segment, investment products such as mutual funds, as well as other products offered by MetLife’s other businesses.

Individual products are distributed nationwide through multiple channels, with the primary distribution systems being the individual distribution group and the third party distribution group.

•	International. The International segment provides life insurance, accident and health insurance, credit insurance, annuities and retirement & savings products to both individuals and groups. MetLife focuses on emerging markets primarily within the Latin America, Europe and Asia Pacific regions. MetLife operates in

Latin America in Mexico, Chile, Argentina, Brazil and Uruguay. In Europe, MetLife operates in the United Kingdom, Belgium, Poland and Ireland. The results of our operations in India are also included in this region. In the Asia Pacific region, MetLife operates in South Korea, Taiwan, Australia, Japan, Hong Kong and China.

•	Auto & Home. The Auto & Home segment offers personal lines property and casualty insurance directly to employees at their employer’s worksite, as well as to individuals through a variety of retail distribution channels, including independent agents, property and casualty specialists, direct response marketing and the agency distribution group.

Corporate & Other contains the excess capital not allocated to the business segments, various start-up entities, including MetLife Bank, N.A., a national bank, and run-off entities, as well as interest expense related to the majority of MetLife’s outstanding debt and expenses associated with certain legal proceedings and income tax audit issues. Corporate & Other also includes the elimination of all intersegment amounts.

On September 12, 2008, MetLife completed a tax-free split-off of its majority-owned subsidiary, Reinsurance Group of America, Incorporated (“RGA”). The disposition of RGA resulted in the elimination of MetLife’s Reinsurance segment.

MetLife, Inc. is incorporated under the laws of the State of Delaware. MetLife, Inc.’s principal executive offices are located at 200 Park Avenue, New York, New York 10166-0188 and its telephone number is (212) 578-2211.

The Offering

Issuer	MetLife, Inc.

Securities Offered	$ aggregate principal amount of % Senior Notes due (the “Senior Notes”).

Maturity Date	.

Interest Rate	The Senior Notes will bear interest from , 2009 at the rate of % per year.

Interest Payment Dates	and of each year, beginning on , 2009.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Redemption	The Senior Notes will be redeemable at MetLife, Inc.’s option in whole or in part, at any time and from time to time at a redemption price equal to the greater of 100% of the principal amount to be redeemed plus accrued and unpaid interest to the date of redemption and the “Make-Whole Redemption Amount” calculated as described under “Description of the Senior Notes — Redemption.”

Anticipated Ratings	Standard & Poor’s Ratings Services, a division of the
	McGraw-Hill Companies, Inc.:	A-
	Moody’s Investors Service, Inc.:	A2
	Fitch Ratings, Inc.:	A

An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their rating on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the Senior Notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

Ranking	The Senior Notes will be unsecured obligations of MetLife, Inc. and will rank equally in right of payment with all of MetLife, Inc.’s existing and future unsecured and unsubordinated indebtedness.

Denominations	$2,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds	We estimate that the net proceeds from the sale of the Senior Notes will be approximately $ , after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us. We expect to use the net proceeds from the sale of the Senior Notes for general corporate purposes.

Clearance and Settlement	The Senior Notes will be cleared through DTC, for the accounts of its participants, including Clearstream Luxembourg and/or Euroclear.

Listing	The Senior Notes are not, and are not expected to be, listed on any national securities exchange nor included in any automated quotation system.

Governing Law	The State of New York.

RISK FACTORS

Investment in the Senior Notes offered hereby will involve certain risks. You should read the Risk Factors set forth in the 2008 MetLife Form 10-K, which is incorporated by reference herein. Investors should note, however, that MetLife’s business, financial condition, results of operations and prospects may have changed since the date of the 2008 MetLife Form 10-K. Accordingly, you should review the information included in the Risk Factors set forth in the 2008 MetLife Form 10-K as such information has been modified and supplemented in documents subsequently filed by MetLife, Inc. with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the Risk Factors in the First Quarter MetLife Form 10-Q.

In consultation with your own financial and legal advisors, you should carefully consider the information included in this prospectus supplement and the accompanying prospectus together with the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether an investment in the Senior Notes offered hereby is suitable for you. The Senior Notes offered hereby will not be an appropriate investment for you if you are not knowledgeable about significant features of the Senior Notes offered hereby or financial matters in general. You should not purchase any of the offered Senior Notes unless you understand, and know that you can bear, these investment risks.

The Indenture Does Not Limit the Amount of Indebtedness that We or Our Subsidiaries May Incur.

Neither we nor any of our subsidiaries are restricted from incurring additional debt or other liabilities, including additional senior debt, under the Indenture (as defined under “Description of the Senior Notes”). At March 31, 2009, MetLife, Inc. had $9.1 billion of senior debt outstanding. If we incur additional debt or liabilities, our ability to pay our obligations on the Senior Notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted from paying dividends on or issuing or repurchasing our securities under the Indenture.

There Are No Financial Covenants in the Indenture.

There are no financial covenants in the Indenture. You are not protected under the Indenture in the event of a highly leveraged transaction, reorganization, change of control, restructuring, merger or similar transaction that may adversely affect you, except to the limited extent described in the accompanying prospectus under “Description of the Debt Securities — Consolidation, Merger, Sale of Assets and Other Transactions.”

The Senior Notes Are Not Guaranteed by Any of Our Subsidiaries and Are Structurally Subordinated to the Debt and Other Liabilities of Our Subsidiaries, Which Means that Creditors of Our Subsidiaries Will be Paid from Their Assets Before Holders of the Senior Notes Would Have Any Claims to Those Assets.

We are a holding company and conduct substantially all of our operations through subsidiaries, which means that our ability to meet our obligations on the Senior Notes depends on our ability to receive distributions from our subsidiaries. However, the Senior Notes are obligations exclusively of MetLife, Inc. and are not guaranteed by any of our subsidiaries. As a result, the Senior Notes are structurally subordinated to all debt and other liabilities of our subsidiaries (including liabilities to policyholders and contractholders), which means that creditors of our subsidiaries will be paid from their assets before holders of the Senior Notes would have any claims to those assets. At March 31, 2009, our subsidiaries had $11.8 billion of total debt outstanding (excluding intercompany liabilities).

An Active After-Market for the Senior Notes May Not Develop.

The Senior Notes have no established trading market. We cannot assure you that an active after-market for the Senior Notes will develop or be sustained or that holders of the Senior Notes will be able to sell their Senior Notes at favorable prices or at all. Although the Underwriters have indicated to us that they intend to make a market in the Senior Notes, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Senior Notes. The Senior Notes are not listed and we do not plan to apply to list the Senior Notes on any securities exchange or to include them in any automated dealer quotation system.

If a Trading Market Does Develop, Changes in Our Credit Ratings or the Debt Markets Could Adversely Affect the Market Price of the Senior Notes.

The market price for the Senior Notes depends on many factors, including:

•	Our credit ratings with major credit rating agencies;

•	The prevailing interest rates being paid by other companies similar to us;

•	Our financial condition, financial performance and future prospects; and

•	The overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the Senior Notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the insurance industry as a whole and may change their credit rating for us based on their overall view of our industry. A negative change in our rating could have an adverse effect on the price of the Senior Notes.

Changes in Tax Laws, Treasury and Other Regulations Promulgated Thereunder, or Interpretations of Such Laws or Regulations Could Increase Our Corporate Taxes; Changes in Tax Laws Could Make Some of Our Products Less Attractive to Consumers.

Changes in tax laws, Treasury and other regulations promulgated thereunder, or interpretations of such laws or regulations could increase our corporate taxes. The Obama Administration has proposed corporate tax changes. Changes in corporate tax rates could affect the value of deferred tax assets and deferred tax liabilities. Furthermore, the value of deferred tax assets could be impacted by future earnings levels.

Changes in tax laws could make some of our products less attractive to consumers. A shift away from life insurance and annuity contracts and other tax-deferred products would reduce our income from sales of these products, as well as the assets upon which we earn investment income. The Obama Administration has proposed certain changes to individual income tax rates and rules applicable to certain policies.

We cannot predict whether any tax legislation impacting corporate taxes or insurance products will be enacted, what the specific terms of any such legislation will be or whether, if at all, any legislation would have a material adverse effect on our financial condition and results of operations.

SELECTED HISTORICAL FINANCIAL INFORMATION

Annual Information:

The following selected financial data has been derived from MetLife, Inc.’s audited consolidated financial statements. The statement of income data for the years ended December 31, 2008, 2007 and 2006 and the balance sheet data at December 31, 2008 and 2007 have been derived from MetLife, Inc.’s audited financial statements included in the 2008 MetLife Form 10-K incorporated by reference into this prospectus supplement. The statement of income data for the years ended December 31, 2005 and 2004, and the balance sheet at December 31, 2006 and 2005 has been derived from MetLife, Inc.’s audited financial statements included in the MetLife, Inc. Annual Report on Form 10-K for the year ended December 31, 2006 not included herein. The balance sheet data at December 31, 2004 has been derived from MetLife, Inc.’s audited financial statements included in the MetLife, Inc. Annual Report on Form 10-K for the year ended December 31, 2005 not included herein. This selected financial data should be read in conjunction with and is qualified by reference to those financial statements and the related notes. On January 1, 2009, the Company adopted SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an Amendment of Accounting Research Bulletin No. 51” (“SFAS 160”). Among other items, SFAS 160 established consolidating parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also established disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. The adoption of SFAS 160 did not represent a fundamental change. However, we have adjusted our presentation of noncontrolling interest in the interim condensed consolidated financial statements as filed in the First Quarter MetLife Form 10-Q in order to comply with the disclosure requirements provided by SFAS 160. The selected historical consolidated financial data shown below has not been retrospectively adjusted to reflect the impact of SFAS 160.

	Years Ended December 31,
	2008	2007	2006	2005	2004
	(In millions)

Statement of Income Data (1)
Revenues (2),(3):
Premiums	$25,914	$22,970	$22,052	$20,979	$18,842
Universal life and investment-type product policy fees	5,381	5,238	4,711	3,775	2,819
Net investment income	16,296	18,063	16,247	14,064	11,627
Other revenues	1,586	1,465	1,301	1,221	1,152
Net investment gains (losses)	1,812	(578)	(1,382)	(112)	114

Total revenues	50,989	47,158	42,929	39,927	34,554

Expenses (2),(3):
Policyholder benefits and claims	27,437	23,783	22,869	22,236	19,907
Interest credited to policyholder account balances	4,787	5,461	4,899	3,650	2,766
Policyholder dividends	1,751	1,723	1,698	1,678	1,664
Other expenses	11,924	10,429	9,537	8,259	6,833

Total expenses	45,899	41,396	39,003	35,823	31,170

Income from continuing operations before provision for income tax	5,090	5,762	3,926	4,104	3,384
Provision for income tax (2)	1,580	1,660	1,016	1,156	931

Income from continuing operations	3,510	4,102	2,910	2,948	2,453
Income (loss) from discontinued operations, net of income tax (2)	(301)	215	3,383	1,766	391

Income before cumulative effect of a change in accounting, net of income tax	3,209	4,317	6,293	4,714	2,844
Cumulative effect of a change in accounting, net of income tax (3)	—	—	—	—	(86)

Net income	3,209	4,317	6,293	4,714	2,758
Preferred stock dividends	125	137	134	63	—

Net income available to common shareholders	$3,084	$4,180	$6,159	$4,651	$2,758

	December 31,
	2008	2007	2006	2005	2004
	(In millions)

Balance Sheet Data (1):
Assets:
General account assets	$380,839	$399,007	$383,758	$354,857	$271,137
Separate account assets	120,839	160,142	144,349	127,855	86,755

Total assets (2)	$501,678	$559,149	$528,107	$482,712	$357,892

Liabilities:
Life and health policyholder liabilities (4)	$286,019	$262,652	$253,284	$244,683	$182,443
Property and casualty policyholder liabilities (4)	3,126	3,324	3,453	3,490	3,180
Short-term debt	2,659	667	1,449	1,414	1,445
Long-term debt	9,667	9,100	8,822	9,088	7,006
Collateral financing arrangements	5,192	4,882	—	—	—
Junior subordinated debt securities	3,758	4,075	3,381	2,134	—
Payables for collateral under securities loaned and other transactions	31,059	44,136	45,846	34,515	28,678
Other	15,625	34,992	33,725	30,432	25,561
Separate account liabilities	120,839	160,142	144,349	127,855	86,755

Total liabilities (2)	477,944	523,970	494,309	453,611	335,068

Stockholders’ Equity
Preferred stock, at par value (2)	1	1	1	1	—
Common stock, at par value	8	8	8	8	8
Additional paid-in capital	15,811	17,098	17,454	17,274	15,037
Retained earnings (5)	22,403	19,884	16,574	10,865	6,608
Treasury stock, at cost	(236)	(2,890)	(1,357)	(959)	(1,785)
Accumulated other comprehensive income (loss) (6)	(14,253)	1,078	1,118	1,912	2,956

Total stockholders’ equity	23,734	35,179	33,798	29,101	22,824

Total liabilities and stockholders’ equity	$501,678	$559,149	$528,107	$482,712	$357,892

	Years Ended December 31,
	2008	2007	2006	2005	2004
	(In millions, except per share data)

Other Data (1):
Net income available to common shareholders	$3,084	$4,180	$6,159	$4,651	$2,758
Return on common equity (7)	11.2%	12.9%	20.9%	18.6%	12.5%
Return on common equity, excluding accumulated other comprehensive income (loss)	9.1%	13.3%	22.1%	20.7%	14.4%
EPS Data (1):
Income from continuing operations available to common shareholders per common share
Basic	$4.60	$5.33	$3.65	$3.85	$3.26
Diluted	$4.54	$5.20	$3.60	$3.82	$3.24
Income (loss) from discontinued operations per common share
Basic	$(0.41)	$0.29	$4.44	$2.36	$0.52
Diluted	$(0.40)	$0.28	$4.39	$2.34	$0.52
Cumulative effect of a change in accounting per common share (3)
Basic	$—	$—	$—	$—	$(0.11)
Diluted	$—	$—	$—	$—	$(0.11)
Net income available to common shareholders per common share
Basic	$4.19	$5.62	$8.09	$6.21	$3.67
Diluted	$4.14	$5.48	$7.99	$6.16	$3.65
Dividends declared per common share	$0.74	$0.74	$0.59	$0.52	$0.46

(1)	On July 1, 2005, the Company completed the acquisition of the Travelers Insurance Company, excluding certain assets, most significantly, Primerica, from Citigroup Inc. (“Citigroup”), and substantially all of Citigroup’s international insurance businesses. The 2005 selected financial data includes total revenues and total expenses of $966 million and $577 million, respectively, from the date of the acquisition.

(2)	Discontinued Operations:

Real Estate

Income related to real estate sold or classified as held-for-sale is presented as discontinued operations. The following information presents the components of income from discontinued real estate operations:

	Years Ended December 31,
	2008	2007	2006	2005	2004
	(In millions)

Investment income	$6	$21	$243	$405	$658
Investment expense	(3)	(9)	(151)	(246)	(392)
Net investment gains (losses)	8	13	4,795	2,125	146

Total revenues	11	25	4,887	2,284	412
Interest expense	—	—	—	—	13
Provision for income tax	4	11	1,725	812	140

Income from discontinued operations, net of income tax	$7	$14	$3,162	$1,472	$259

Operations

In the fourth quarter of 2008, the Company entered into an agreement to sell its wholly-owned subsidiary, Cova Corporation (“Cova”), the parent company of Texas Life Insurance Company, to a third party to be completed in early 2009. In September 2008, the Company completed a tax-free split-off of its majority-owned subsidiary, Reinsurance Group of America, Incorporated (“RGA”). In September 2007, September 2005 and January 2005, the Company sold its MetLife Insurance Limited (“MetLife Australia”) annuities and pension businesses, P.T. Sejahtera (“MetLife Indonesia”) and SSRM Holdings, Inc. (“SSRM”), respectively. The assets, liabilities and operations of Cova, RGA, MetLife Australia, MetLife Indonesia and SSRM have been reclassified into discontinued operations for all years presented. The following tables present these discontinued operations:

	Years Ended December 31,
	2008	2007	2006	2005	2004
	(In millions)

Revenues	$4,086	$5,932	$5,467	$4,776	$4,492
Expenses	3,915	5,640	5,179	4,609	4,286

Income before provision for income tax	171	292	288	167	206
Provision for income tax	57	101	99	60	74

Income from discontinued operations, net of income tax	114	191	189	107	132
Gain (loss) on sale of subsidiaries, net of income tax	(422)	10	32	187	—

Income (loss) from discontinued operations, net of income tax	$(308)	$201	$221	$294	$132

	December 31,
	2008	2007	2006	2005	2004
	(In millions)

General account assets	$946	$22,866	$21,918	$20,150	$16,852
Separate account assets	—	17	16	14	14

Total assets	$946	$22,883	$21,934	$20,164	$16,866

Life and health policyholder liabilities (4)	721	15,780	15,557	15,109	12,210
Debt	—	528	307	401	425
Collateral financing arrangements	—	850	850	—	—
Junior subordinated debt securities	—	399	399	399	—
Shares subject to mandatory redemption	—	159	159	159	158
Other	27	2,945	2,676	2,195	2,179

Total liabilities	$748	$20,661	$19,948	$18,263	$14,972

(3)	The cumulative effect of a change in accounting, net of income tax, of $86 million for the year ended December 31, 2004, resulted from the adoption of SOP 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Account (“SOP 03-1”).

(4)	Policyholder liabilities include future policy benefits, other policyholder funds and bank deposits. The life and health policyholder liabilities also include policyholder account balances, policyholder dividends payable and the policyholder dividend obligation.

(5)	The cumulative effect of changes in accounting principles, net of income tax, of $329 million, which decreased retained earnings at January 1, 2007, resulted from $292 million related to the adoption of SOP 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts, and $37 million related to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109. The cumulative effect of changes in accounting principles, net of income tax, of $27 million, which increased retained earnings at January 1, 2008, resulted from the adoption of SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”).

(6)	The cumulative effect of a change in accounting, net of income tax, of $744 million resulted from the adoption of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, which decreased accumulated other comprehensive income (loss) at December 31, 2006. The cumulative effect of a change in accounting principle, net of income tax, of $10 million resulted from the adoption of SFAS 159, which decreased accumulated other comprehensive income (loss) at January 1, 2008.

(7)	Return on common equity is defined as net income available to common shareholders divided by average common stockholders’ equity.

Quarterly Information:

The following selected financial data has been derived from MetLife, Inc.’s unaudited interim condensed consolidated financial statements. The statement of income data for the three months ended March 31, 2009 and 2008 and the balance sheet data at March 31, 2009 and December 31, 2008 have been derived from MetLife, Inc.’s unaudited interim condensed consolidated financial statements included in the First Quarter MetLife Form 10-Q incorporated by reference into this prospectus supplement. This selected financial data should be read in conjunction with and is qualified by reference to those financial statements and the related notes. As previously discussed, the Company adopted SFAS 160 on January 1, 2009 and has adjusted its presentation of noncontrolling interest in the interim condensed consolidated financial statements as filed in the First Quarter MetLife Form 10-Q, in order to comply with the disclosure requirements provided by SFAS 160. The selected historical condensed consolidated financial data shown below has been adjusted to reflect the impact of SFAS 160.

	Three Months Ended
	March 31,
	2009	2008
	(In millions)

Statement of Income Data
Revenues (1):
Premiums	$6,122	$6,291
Universal life and investment-type product policy fees	1,183	1,397
Net investment income	3,263	4,297
Other revenues	554	369
Net investment gains (losses)	(906)	(730)

Total revenues	10,216	11,624

Expenses (1):
Policyholder benefits and claims	6,582	6,583
Interest credited to policyholder account balances	1,168	1,233
Policyholder dividends	424	429
Other expenses	3,002	2,547

Total expenses	11,176	10,792

Income (loss) from continuing operations before provision for income tax	(960)	832
Provision for income tax expense (benefit) (1)	(376)	207

Income (loss) from continuing operations	(584)	625
Income (loss) from discontinued operations, net of income tax (1)	36	35

Net income (loss)	(548)	660
Less: Net income (loss) attributable to noncontrolling interests	(4)	12

Net income (loss) attributable to MetLife, Inc.	(544)	648
Less: Preferred stock dividends	30	33

Net income (loss) available to MetLife, Inc.’s common shareholders	$(574)	$615

	March 31, 2009	December 31, 2008

Balance Sheet Data:
Assets:	$377,042	$380,839
General account assets	114,366	120,839

Separate account assets	$491,408	$501,678

Total assets (1)
Liabilities:
Life and health policyholder liabilities (2)	$286,103	$286,019
Property and casualty policyholder liabilities (2)	3,056	3,126
Short-term debt	5,878	2,659
Long-term debt	11,042	9,667
Collateral financing arrangements	5,242	5,192
Junior subordinated debt securities	2,691	3,758
Payables for collateral under securities loaned and other transactions	24,341	31,059
Other	15,260	15,374
Separate account liabilities	114,366	120,839

Total liabilities (1)	467,979	477,693

Stockholders’ Equity
MetLife, Inc.’s stockholders’ equity
Preferred stock, at par value	1	1
Common stock, at par value	8	8
Additional paid-in capital	16,860	15,811
Retained earnings	21,829	22,403
Treasury stock, at cost	(230)	(236)
Accumulated other comprehensive loss	(15,358)	(14,253)

Total MetLife, Inc.’s stockholders’ equity	23,110	23,734
Noncontrolling interests	319	251

Total equity	23,429	23,985

Total liabilities and stockholders’ equity	$491,408	$501,678

	Three Months Ended
	March 31,
	2009	2008
	(In millions)

Other Data:
Net income (loss) available to MetLife, Inc.’s common shareholders	$(574)	$615
Return on MetLife, Inc.’s common equity (3)	7.3%	12.1%
Return on MetLife, Inc.’s common equity, excluding accumulated other comprehensive income (loss)	5.5%	12.2%
EPS Data:
Income (loss) from continuing operations available to MetLife, Inc.’s common shareholders per common share
Basic	$(0.75)	$0.82
Diluted	$(0.75)	$0.81
Income from discontinued operations available to MetLife, Inc.’s common shareholders per common share
Basic	$0.04	$0.03
Diluted	$0.04	$0.03
Net income (loss) available to MetLife, Inc.’s common shareholders per common share
Basic	$(0.71)	$0.85
Diluted	$(0.71)	$0.84

(1)	Discontinued Operations:

Real Estate

Income related to real estate sold or classified as held-for-sale is presented as discontinued operations. The following information presents the components of income from discontinued real estate operations. The Company had no income from discontinued operations from real estate for the three months ended March 31, 2009.

Three Months Ended
March 31, 2008
(In millions)

Investment income	$1
Investment expense	(2)
Net investment gains (losses)	—

Total revenues	(1)
Income tax benefit	(1)

Income from discontinued operations, net of income tax	$—

Operations

Texas Life Insurance Company

During the fourth quarter of 2008, the Holding Company entered into an agreement to sell its wholly-owned subsidiary, Cova, the parent company of Texas Life Insurance Company, to a third party and the sale was completed on March 2, 2009. The following tables present the amounts related to the operations of Cova that have been reflected as discontinued operations:

	Three Months Ended
	March 31,
	2009	2008
	(In millions)

Revenues:
Premiums	$3	$4
Universal life and investment-type product policy fees	15	19
Net investment income	6	10
Net investment gains (losses)	1	—

Total revenues	25	33

Expenses:
Policyholder benefits and claims	10	18
Interest credited to policyholder account balances	3	4
Policyholder dividends	1	1
Other expenses	5	7

Total expenses	19	30

Income before provision for income tax	6	3
Provision for income tax	2	1

Income from operations of discontinued operations, net of income tax	4	2
Gain on disposal, net of income tax	32	—

Income from discontinued operations, net of income tax	$36	$2

December 31, 2008
(In millions)

Fixed maturity securities	$514
Equity securities	1
Mortgage and consumer loans	41
Policy loans	35
Real estate and real estate joint ventures held-for-investment	2

Total investments	593
Cash and cash equivalents	32
Accrued investment income	7
Premiums and other receivables	19
Deferred policy acquisition costs and VOBA	232
Deferred income tax asset	61
Other assets	2

Total assets held-for-sale	$946

Future policy benefits	$180
Policyholder account balances	356
Other policyholder funds	181
Policyholder dividends payable	4
Current income tax payable	1
Other liabilities	26

Total liabilities held-for-sale	$748

Reinsurance Group of America, Incorporated

As more fully described in Note 2 of the Notes to the Consolidated Financial Statements included in the 2008 Annual Report, the Company completed a tax-free split-off of its majority-owned subsidiary, RGA, in September 2008. As a result of the disposition, the Reinsurance segment was eliminated and RGA’s operating results were reclassified to discontinued operations of Corporate & Other for all periods presented. Interest on economic capital associated with the Reinsurance segment has been reclassified to the continuing operations of Corporate & Other.

The following table presents the amounts related to the operations of RGA that have been reflected as discontinued operations in the consolidated statements of income:

Three Months Ended
March 31, 2008
(In millions)

Revenues:
Premiums	$1,298
Net investment income	200
Other revenues	27
Net investment gains (losses)	(156)

Total revenues	1,369

Expenses:
Policyholder benefits and claims	1,140
Interest credited to policyholder account balances	74
Other expenses	127

Total expenses	1,341

Income before provision for income tax	28
Provision for income tax	10

Income from discontinued operations, net of income tax, available to MetLife, Inc.’s common shareholders	18
Income from discontinued operations, net of income tax, attributable to noncontrolling interests	15

Income from discontinued operations, net of income tax	$33

(2)	Policyholder liabilities include future policy benefits, other policyholder funds and bank deposits. The life and health policyholder liabilities also include policyholder account balances, policyholder dividends payable and the policyholder dividend obligation.

(3)	Return on MetLife, Inc.’s common equity is defined as net income available to MetLife, Inc.’s common shareholders divided by average MetLife, Inc. common stockholders’ equity.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth MetLife’s historical ratio of earnings to fixed charges for the:

Annual Information:

	Years Ended December 31,
	2008	2007	2006	2005	2004

Ratio of Earnings to Fixed Charges (1)	1.92	1.74	1.60	1.87	2.00

(1)	For purposes of this computation, earnings are defined as income before provision for income tax and discontinued operations and excluding undistributed income and losses from equity method investments, minority interest and fixed charges, excluding capitalized interest. Fixed charges are the sum of interest and debt issue costs, interest credited to policyholder account balances, and an estimated interest component of rent expense.

Quarterly Information:

The following table sets forth MetLife’s historical ratio of earnings to fixed charges for the:

	Three Months
	Ended March 31,
	2009 (2)	2008

Ratio of Earnings to Fixed Charges (1)	—	1.54

(1)	For purposes of this computation, earnings are defined as income before provision for income tax and discontinued operations and excluding undistributed income and losses from equity method investments and fixed charges, excluding capitalized interest. Fixed charges are the sum of interest and debt issue costs, interest credited to policyholder account balances, and an estimated interest component of rent expense.

(2)	Earnings before income taxes and fixed charges for the three months ended March 31, 2009 were inadequate to cover fixed charges by $112 million.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the Senior Notes will be approximately $     , after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us. We expect to use the net proceeds from the sale of the Senior Notes for general corporate purposes.

CAPITALIZATION

The following table sets forth our consolidated capitalization at March 31, 2009, on an actual basis, and as adjusted to give effect to this offering of Senior Notes:

	March 31, 2009
	Actual	As Adjusted
	(In millions)

Short-term debt	$5,878	$
Long-term debt (1)	11,042
Collateral financing arrangements	5,242
Junior subordinated debt securities	2,691

Total debt	24,853

Stockholders’ Equity
MetLife, Inc.’s stockholder’s equity:
Preferred stock, at par value	1
Common stock, at par value	8
Additional paid-in capital stock	16,860
Retained earnings	21,829
Treasury stock, at cost	(230)
Accumulated other comprehensive loss	(15,358)

Total MetLife, Inc.’s stockholder’s equity	23,110
Noncontrolling interests	319

Total capitalization	$23,429	$

(1)	Reflects $ million of % Senior Notes due . Related debt issuance costs of million will be capitalized and amortized until .

DESCRIPTION OF THE SENIOR NOTES

A description of the specific terms of the Senior Notes of MetLife, Inc. being offered is set forth below. The description is qualified in its entirety by reference to the Indenture, dated as of November 9, 2001 (the “Senior Indenture”), between MetLife, Inc. and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association (as successor in interest to Bank One Trust Company, N.A.)), as trustee (the “Trustee”), as supplemented by the Fifteenth Supplemental Indenture, dated as of          , 2009 (the “Fifteenth Supplemental Indenture” and together with the Senior Indenture, the “Indenture”) between MetLife, Inc. and the Trustee, under which the Senior Notes will be issued. The Indenture has been qualified as an indenture under the Trust Indenture Act. The terms of the Indenture are those provided in the Indenture and those made part of the Indenture by the Trust Indenture Act. We have filed a copy of the Indenture with the SEC under the Exchange Act and the Indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part.

The following description of certain terms of the Senior Notes and certain provisions of the Indenture in this prospectus supplement supplements the description under “Description of Debt Securities” in the accompanying prospectus. To the extent that the following description is not consistent with that contained in the accompanying prospectus under “Description of Debt Securities” you should rely on this description. This description is only a summary of the material terms and does not purport to be complete. We urge you to read the Indenture in its entirety because it, and not this description, will define your rights as a beneficial holder of the Senior Notes.

Certain Terms of the Senior Notes

The Senior Notes will be a series of senior debt securities described in the accompanying prospectus. We will issue the Senior Notes under the Indenture. The Senior Notes will initially be limited in aggregate principal amount to $     . There is no limit on the aggregate principal amount of Senior Notes of this series that we may issue. The Senior Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Senior Notes will mature on       (the “Stated Maturity Date”) and will bear interest at the rate of     % per year. Interest will accrue from          , 2009 or from the most recent interest payment date to which interest has been paid or duly provided for. Interest on the Senior Notes will be payable semi-annually in arrears on      and      of each year, commencing          , 2009 (or, if such day is not a Business Day, on the next succeeding Business Day (without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable), to the persons in whose names the Senior Notes are registered at the close of business on the preceding      or     , as the case may be (whether or not a Business Day), provided, that interest payable at the Stated Maturity Date or upon redemption will be paid to the person to whom principal is payable. Interest on the Senior Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Trustee will act as paying agent for the Senior Notes.

“Business Day” means, with respect to the Senior Notes, any day other than a day on which the federal or state banking institutions in the Borough of Manhattan, The City of New York, are authorized or obligated by law, executive order or regulation to close.

The Senior Notes will not be entitled to any sinking fund.

The Senior Notes will be, and the Indenture is, governed by the laws of the State of New York.

Further Issues

MetLife, Inc. may, without the consent of the holders of the Senior Notes, issue additional senior notes having the same ranking and the same interest rate, maturity and other terms as the Senior Notes offered by this prospectus supplement, except for the issue price and issue date and, in some cases, the first interest payment date and interest accrual date. Any additional senior notes having such similar terms will, together with the Senior Notes offered by this prospectus supplement, constitute a single series of senior notes under the Indenture. No additional senior notes may be issued if an Event of Default has occurred and is continuing with respect to the Senior Notes.

Ranking

The Senior Notes will be unsecured obligations of MetLife, Inc. and will rank equally in right of payment with all of MetLife, Inc.’s existing and future unsecured and unsubordinated indebtedness. The Senior Notes will rank senior to any subordinated indebtedness.

Because MetLife, Inc. is principally a holding company, its right to participate in any distribution of assets of any subsidiary, upon the subsidiary’s liquidation or reorganization or otherwise (and thus the ability of the holders of Senior Notes to benefit indirectly from any such distribution), is subject to the prior claims of creditors of the subsidiary, except to the extent MetLife, Inc. may be recognized as a creditor of that subsidiary. Accordingly, MetLife, Inc.’s obligations under the Senior Notes will be effectively subordinated to all existing and future liabilities of its subsidiaries, and claimants should look only to its assets for payment thereunder. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt by MetLife, Inc., including senior debt. At March 31, 2009, MetLife, Inc. had $9.1 billion of senior debt outstanding and our subsidiaries had $11.8 billion of total debt outstanding (excluding intercompany liabilities).

Optional Redemption

The Senior Notes will be redeemable at MetLife, Inc.’s option, in whole or in part, at any time and from time to time (any such date fixed for redemption, an “Optional Redemption Date”) at a redemption price equal to the greater of 100% of the principal amount to be redeemed plus accrued and unpaid interest to, but excluding, such Optional Redemption Date and the “Make-Whole Redemption Amount” (as defined below).

“Make-Whole Redemption Amount” means the sum, as calculated by the Premium Calculation Agent, of the present values of the remaining scheduled payments of principal and interest on the Senior Notes to be redeemed (not including any portion of those payments of interest accrued as of such Optional Redemption Date), discounted from their respective scheduled payment dates to such Optional Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus     basis points plus accrued and unpaid interest thereon to, but excluding, such Optional Redemption Date.

For purposes of the preceding definitions:

(i)	“Treasury Rate” means, with respect to any Optional Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Optional Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding such Optional Redemption Date.

(ii)	“Premium Calculation Agent” means an investment banking institution of national standing appointed by MetLife, Inc.

(iii)	“Comparable Treasury Issue” means the U.S. Treasury security selected by the Premium Calculation Agent as having a maturity comparable to the term remaining from such Optional Redemption Date to the Stated Maturity Date (the “Remaining Life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.

(iv)	“Comparable Treasury Price” means, with respect to such Optional Redemption Date, (1) the average of five Reference Treasury Dealer Quotations for such Optional Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Premium Calculation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

(v)	“Reference Treasury Dealers” means (1) Barclays Capital Inc. and UBS Securities LLC and their successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”) MetLife, Inc. will substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealers selected by the Premium Calculation Agent after consultation with MetLife, Inc.

(vi)	“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Optional Redemption Date, the average, as determined by the Premium Calculation Agent of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Premium Calculation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Optional Redemption Date.

Notice of any redemption will be mailed at least 30 days but not more than 90 days before the Redemption Date to each holder of the Senior Notes to be redeemed. Unless we default in payment of the redemption price, on or after the Redemption Date, interest will cease to accrue on the Senior Notes called for redemption.

Notwithstanding Section 3.02 of the Senior Indenture, the notice of redemption need not set forth the redemption price but only the manner of calculation thereof as described above. If less than all of the Senior Notes are to be redeemed, the Trustee shall select the Senior Notes or portions of the Senior Notes to be redeemed by such method as the Trustee shall deem fair and appropriate. The Trustee may select for redemption Senior Notes and portions of Senior Notes in amounts of $1,000 and integral multiples of $1,000 in excess thereof (provided that the unredeemed portion of any Senior Note to be redeemed in part will not be less than $2,000), and shall thereafter promptly notify the Company in writing of the numbers of Senior Notes to be redeemed, in whole or in part.

Defeasance

The discharge, defeasance and covenant defeasance provisions of the Indenture described under the caption “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” on page 12 of the accompanying prospectus will apply to each series of Senior Notes.

Notices

We will mail notices to the addresses of the holders of the Senior Notes that are shown on the register for the Senior Notes.

Book-Entry; Delivery and Form

The Senior Notes will be represented by one or more fully registered global security certificates, each of which is referred to in this prospectus supplement as a “Global Security.” Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Initial settlement for the Senior Notes will be made in same day funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Senior Notes. Unless and until it is exchanged in whole or in part for Senior Notes in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

Except under limited circumstances, Senior Notes represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Senior Notes in certificated form. Investors may elect to hold interests in the Global Securities through either DTC (in the United States) or through Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear.

Beneficial interests in the Senior Notes will be represented through book-entry accounts of financial institutions acting on behalf of Beneficial Owners (as defined below) as Direct and Indirect Participants (as defined below) in DTC. So long as DTC, or its nominee, is a registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Senior Notes represented by such Global Security for all purposes under the Indenture. Except as provided below, the actual owners of the Senior Notes represented by a Global Security (the “Beneficial Owners”) will not be entitled to have the Senior Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Senior Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of DTC and, if such person is not a participant of DTC (a “Participant”), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder of the Senior Notes. Under existing industry practices, in the event that any action is requested of holders of the Senior Notes or that an owner of a beneficial interest that a holder is entitled to give or take under the Indenture, DTC would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners.

The following is based on information furnished by DTC:

DTC will act as securities depositary for the Senior Notes. The Senior Notes will be in fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee). One or more Global Securities will initially represent the Senior Notes and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC (“Direct Participants”) include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the Financial Industry Regulatory Authority, Inc. (FINRA). Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the SEC.

Purchases of the Senior Notes under DTC’s system must be made by or through Direct Participants, which will receive a credit for the Senior Notes on DTC’s records. The ownership interest of each Beneficial Owner is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Senior Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Senior Notes, except in the limited circumstances that may be provided in the Indenture.

To facilitate subsequent transfers, all Senior Notes deposited with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of the Senior Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Senior Notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the Senior Notes. Under its usual procedures, DTC mails an Omnibus Proxy to MetLife, Inc. as soon as possible after the applicable record date. The Omnibus

Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts securities are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Payments on the Senior Notes will be made in immediately available funds to DTC. DTC’s practice is to credit Direct Participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the Trustee or MetLife, Inc., subject to any statutory or regulatory requirements as may be in effect from time to time. Any payment due to DTC on behalf of Beneficial Owners is MetLife, Inc.’s responsibility or the responsibility of the applicable agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

DTC may discontinue providing its services as securities depositary with respect to the Senior Notes at any time by giving MetLife, Inc. or the applicable agent reasonable notice. Under such circumstances, in the event that a successor securities depositary is not obtained, offered security certificates are required to be printed and delivered. MetLife, Inc. may decide (subject to DTC’s procedures) to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, security certificates will be printed and delivered.

Clearstream advises that it is incorporated as a limited liability company under the laws of Luxembourg. Clearstream was formed in January 2000 by the merger of Cedel International and Deutsche Börse Clearing and recently fully acquired by the Deutsche Börse Group. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream Participants are recognized financial institutions around the world, including Underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream Participants are limited to securities brokers and dealers and banks, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly. Clearstream is an Indirect Participant in DTC. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. Clearstream has established an electronic bridge with the Euroclear Operator (as defined below) to facilitate settlement of trades between Clearstream and Euroclear.

Distributions with respect to the Senior Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by Clearstream.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. The Euroclear System is owned by Euroclear plc and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator advises that it is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the Senior Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by DTC for Euroclear.

Global Clearance and Settlement Procedures

Secondary market trading between the DTC Participants will occur in the ordinary way in accordance with the DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in DTC in accordance with the DTC rules on behalf of the relevant European international clearing system by DTC in its capacity as U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to DTC to take action to effect final settlement on its behalf by delivering interests in the Senior Notes to or receiving interests in the Senior Notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in the Senior Notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the Business Day following the DTC settlement date. Such credits or any transactions involving interests in such Senior Notes settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such Business Day. Cash received in Clearstream or Euroclear as a result of sales of interests in the Senior Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the Business Day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Senior Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes material U.S. federal income tax considerations to U.S. Holders and Non-U.S. Holders (each as defined below) of the purchase, ownership and disposition of the Senior Notes. It is included herein for general information only and does not address all tax considerations that may be relevant to investors in light of their personal investment circumstances or that may be relevant to certain types of investors subject to special rules (for example, financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, persons that are broker-dealers, traders in securities who elect the mark to market method of accounting for their securities, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, certain former U.S. citizens or long-term residents, investors in partnerships or other pass-through entities or persons holding the Senior Notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction). The discussion set forth below is limited to initial investors who hold the Senior Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and who purchase the Senior Notes for cash at the initial “issue price” (i.e., the first price to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, at which a substantial amount of the Senior Notes is sold for money). In addition, this discussion does not address the effect of federal alternative minimum tax, gift or estate tax laws, or any state, local or foreign tax laws. Furthermore, the discussion below is based upon provisions of the Code, the legislative history thereof, U.S. Treasury regulations thereunder and administrative rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified (including changes in effective dates, and possibly with retroactive effect) so as to result in U.S. federal income tax considerations different from those discussed below.

For purposes of the following discussion, a “U.S. Holder” means a beneficial owner of the Senior Notes that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of source; or

•	a trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

For purposes of the following discussion, a “Non-U.S. Holder” means a beneficial owner of the Senior Notes (other than a partnership or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder for U.S. federal income tax purposes.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes owns any of the Senior Notes, the tax treatment of a partner or an equity interest owner of such other entity will generally depend upon the status of the person and the activities of the partnership or other entity treated as a partnership. Partnerships and other entities treated as partnerships for U.S. federal income tax purposes, and partners or other equity interest owners in such entities should consult their own tax advisors.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, TO BE TAX OR LEGAL ADVICE TO ANY PARTICULAR INVESTOR IN OR HOLDER OF THE SENIOR NOTES. PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSIDERATIONS ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR ANY APPLICABLE TAX TREATIES, AND THE POSSIBLE EFFECT OF CHANGES IN APPLICABLE TAX LAW.

U.S. Holders

Payments of Interest

We expect, and this discussion assumes, that the Senior Notes will not be issued with more than a de minimis amount of original issue discount, if any. As such, payments of stated interest on the Senior Notes generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, Redemption or Other Taxable Disposition of the Senior Notes

Upon the sale, redemption or other taxable disposition of Senior Notes, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the amount realized on such disposition and (2) such holder’s adjusted tax basis in the Senior Notes. A holder’s adjusted tax basis in the Senior Notes generally will equal the amount paid for the Senior Notes less any principal payments received by such holder. Gain or loss recognized by a U.S. Holder in respect of the disposition generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Senior Notes for more than one year at the time of such disposition. A U.S. Holder that is an individual may be entitled to preferential treatment for net long-term capital gains. The ability of a U.S. Holder to offset capital losses against ordinary income is limited. Notwithstanding the foregoing, any amounts realized in connection with a sale, redemption or other taxable disposition with respect to accrued interest not previously includible in income will be treated as ordinary interest income.

Information Reporting and Backup Withholding Tax

Payments of interest made by MetLife, Inc. on, or the proceeds of the sale or other disposition of, the Senior Notes will be subject to information reporting to the Internal Revenue Service (the “IRS”) unless the U.S. Holder is an exempt recipient such as a corporation and may be subject to U.S. federal backup withholding tax, currently at a rate of 28%, if the recipient of the payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Backup withholding does not represent an additional income tax. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s U.S. federal income tax and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Payments of Interest

Subject to the discussion of backup withholding below, payments of interest on the Senior Notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax; provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the stock of MetLife, Inc. entitled to vote, (2) the Non-U.S. Holder is not (a) a controlled foreign corporation that is related to MetLife, Inc. through actual or deemed stock ownership or (b) a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, (3) such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and (4) the Non-U.S. Holder either (a) provides its name and address on an IRS Form W-8BEN (or other applicable form) and certifies, under penalties of perjury, that it is not a U.S. person as defined under the Code or (b) holds the Senior Notes through certain foreign intermediaries and the intermediary and the Non-U.S. Holder satisfy the certification or documentation requirements of applicable U.S. Treasury regulations.

If a Non-U.S. Holder cannot satisfy the requirements in the preceding paragraph, payments of interest made to such Non-U.S. Holder will be subject to U.S. federal withholding tax, currently at a rate of 30%, unless such Non-U.S. Holder timely provides the withholding agent with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) certifying that interest paid on the Senior Notes is not subject to U.S. federal withholding tax because it is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States. If interest on the Senior Notes is effectively connected with the conduct by a

Non-U.S. Holder of a trade or business within the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), such interest will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a branch profits tax). If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such payments will not be subject to U.S. federal withholding tax so long as the relevant Non-U.S. Holder timely provides the withholding agent with the appropriate documentation.

Sale, Redemption or Other Taxable Disposition of the Senior Notes

Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the sale, redemption or other taxable disposition of the Senior Notes generally will not be subject to U.S. federal income tax, unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which case such gain will be taxed on a net income basis in the same manner as interest that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to the branch profits tax as described above) or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, in which case the Non-U.S. Holder will be subject to a tax, currently at a rate of 30%, on the excess, if any, of such gain plus all other U.S source capital gains recognized during the same taxable year over the Non-U.S. Holder’s U.S. source capital losses recognized during such taxable year.

Information Reporting and Backup Withholding Tax

Generally, the amount of interest paid on the Senior Notes and the amount of tax, if any, withheld with respect to those payments must be reported to the IRS and to Non-U.S. Holders. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to interest payments on the Senior Notes provided that the payor does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person as defined under the Code, and such holder has provided the certification described above under heading “— Payments of Interest.” Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale (including retirement or redemption) of the Senior Notes within the United States or conducted through certain United States — related persons, unless the Non-U.S. Holder certifies under penalty of perjury that such holder is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code) or another exemption is otherwise established.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished in a timely manner to the IRS.

UNDERWRITING

Subject to the terms and conditions of the Underwriting Agreement, dated           , 2009 (the “Underwriting Agreement”), and the Pricing Agreement, dated  , 2009 (the “Pricing Agreement”), MetLife, Inc. has agreed to sell to each of the Underwriters named below, severally, and each of the Underwriters has severally agreed to purchase, the principal amount of the Senior Notes set forth opposite its name below. Barclays Capital Inc. and UBS Securities LLC will act as joint bookrunners for the offering and are the representatives of the Underwriters.

Principal Amount
Underwriters	of Senior Notes

Barclays Capital Inc.	$
UBS Securities LLC

Total	$

The Underwriting Agreement provides that the obligations of the several Underwriters to purchase the Senior Notes offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the Senior Notes being offered, if any are taken. In the event of default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

The Underwriters initially propose to offer the Senior Notes to the public at the initial public offering price set forth on the cover page of this prospectus supplement. Any Senior Notes sold by the Underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % per Senior Note from the initial public offering price. Any such securities dealers may resell any Senior Notes purchased from the Underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % per Senior Note from the initial public offering price. After the initial offering of the Senior Notes to the public, the offering price and the other selling terms may be varied from time to time.

The Senior Notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange. The Underwriters have advised us that they intend to make a market for the Senior Notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the Senior Notes.

In addition to the underwriting discount, MetLife, Inc. estimates that its expenses for this offering will be approximately $     .

MetLife, Inc. has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the Senior Notes, the representatives may engage in transactions that stabilize, maintain or otherwise affect the price of the Senior Notes. Specifically, the representatives may overallot in connection with the offering of the Senior Notes, creating a syndicate short position. In addition, the representatives may bid for, and purchase, Senior Notes in the open market to cover syndicate short positions or to stabilize the price of the Senior Notes. Finally, the representatives may reclaim selling concessions allowed for distributing the Senior Notes in the offering of the Senior Notes, if the representatives repurchase previously distributed Senior Notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Senior Notes above independent market levels. The representatives are not required to engage in any of these activities, may end any of them at any time, and must bring them to an end after a limited period.

In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates for which they have in the past received, and may in the future receive, customary fees. Affiliates of some of the lenders under MetLife, Inc.’s credit agreements are acting as Underwriters for this offering.

OFFERING RESTRICTIONS

The Senior Notes are offered for sale in those jurisdictions in the United States, Asia, Europe and elsewhere where it is lawful to make such offers. No action has been taken, or will be taken, which would permit a public offering of the Senior Notes in any jurisdiction outside the United States.

Each of the Underwriters has severally represented and agreed that it has not offered, sold or delivered and it will not offer, sell or deliver or indirectly, any of the Senior Notes, in or from any jurisdiction except under circumstances that are reasonably designed to result in compliance with the applicable laws and regulations thereof.

United States of America

The Senior Notes may not be acquired or held by any person who is an employee benefit plan or other plan or arrangement subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Code, or who is acting on behalf of or investing the assets of any such plan or arrangement, unless the acquisition and holding of the Senior Notes by such person will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter represents that it has not made and will not make an offer of the Senior Notes to the public in that relevant member state, except that it may make an offer of the Senior Notes to the public in that relevant member state at any time under the following exemptions under the Prospectus Directive (as defined below), if they have been implemented in that Relevant Member State: (i) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (ii) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; (iii) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the book-running manager for any such offer; or (iv) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Senior Notes shall result in a requirement for the publication by us or any Underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this section, the expression an “offer of the Senior Notes to the public” in relation to any Senior Notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the Senior Notes to be offered so as to enable an investor to decide to purchase or subscribe to purchase the Senior Notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and references to the “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

United Kingdom

Each Underwriter represents that, in connection with the distribution of the Senior Notes, it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or the FSMA, of the United Kingdom) received by it in connection with the issue or sale of such Senior Notes or any investments representing the Senior Notes in circumstances in which section 21(1) of the FSMA does not apply to us and that it has complied and will comply with all the applicable provisions of the FSMA with respect to anything done by it in relation to any Senior Notes in, from or otherwise involving the United Kingdom.

Hong Kong

The Senior Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Senior Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Senior Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Senior Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Securities and Exchange Law) and each Underwriter has agreed that it will not offer or sell any Senior Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Senior Notes may not be circulated or distributed, nor may the Senior Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Senior Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Senior Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL OPINIONS

Unless otherwise indicated in this prospectus supplement, the validity of the Senior Notes offered hereby will be passed upon for MetLife, Inc. by Matthew M. Ricciardi, Chief Counsel, Public Company and Corporate Law Section, of MetLife Group, Inc., an affiliate of MetLife, Inc. and by Dewey & LeBoeuf LLP. Mr. Ricciardi is paid a salary by MetLife, is a participant in various employee benefit plans offered by MetLife to employees generally, holds MetLife, Inc. common stock and has options to purchase shares of MetLife, Inc. common stock. Dewey & LeBoeuf LLP maintains various group and other insurance policies with Metropolitan Life Insurance Company. Dewey & LeBoeuf LLP has, from time to time, represented, currently represents, and may continue to represent, some or all of the Underwriters in connection with various legal matters. Skadden, Arps, Slate, Meagher & Flom LLP will pass upon certain legal matters for the Underwriters. Skadden, Arps, Slate, Meagher & Flom LLP has, from time to time, represented, currently represents, and may continue to represent, MetLife, Inc. and its affiliates in connection with various legal matters. Skadden, Arps, Slate, Meagher & Flom LLP maintains a group life insurance policy and short- and long-term disability insurance policies with Metropolitan Life Insurance Company.

EXPERTS

The consolidated financial statements and financial statement schedules, incorporated by reference in this Prospectus Supplement from MetLife’s Annual Report on Form 10-K, and the effectiveness of MetLife’s internal control over financial reporting for the year ended December 31, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include an explanatory paragraph regarding changes in MetLife’s method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008, and its method of accounting for deferred acquisition costs and for income taxes as required by accounting guidance adopted on January 1, 2007, and (2) express an unqualified opinion on MetLife’s effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

METLIFE, INC.

DEBT SECURITIES, PREFERRED STOCK, DEPOSITARY SHARES,
COMMON STOCK, WARRANTS, PURCHASE CONTRACTS AND UNITS

METLIFE CAPITAL TRUST V
METLIFE CAPITAL TRUST VI
METLIFE CAPITAL TRUST VII
METLIFE CAPITAL TRUST VIII
METLIFE CAPITAL TRUST IX

TRUST PREFERRED SECURITIES
Fully and Unconditionally Guaranteed by MetLife, Inc.,
As Described in this Prospectus and the Accompanying Prospectus Supplement

MetLife, Inc., or any of the trusts named above, may offer these securities, or any combination thereof, from time to time in amounts, at prices and on other terms to be determined at the time of the offering. MetLife, Inc., or any of the trusts named above, will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

MetLife, Inc., or any of the trusts named above, may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, through agents, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

MetLife, Inc.’s common stock is listed on the New York Stock Exchange under the trading symbol “MET”. Unless otherwise stated in this prospectus or an accompanying prospectus supplement, none of these securities will be listed on a securities exchange, other than MetLife, Inc.’s common stock.

MetLife, Inc., or any of the trusts named above, or any of their respective affiliates may use this prospectus and the applicable prospectus supplement in a remarketing or other resale transaction involving the securities after their initial sale. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale, or at other prices, as determined from time to time.

Investing in our securities or the securities of the trusts involves risk. See “Risk Factors” on page 1 of this prospectus.

None of the Securities and Exchange Commission, any state securities commission, the New York Superintendent of Insurance or any other regulatory body has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. They have not made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 6, 2007

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “MetLife,” “we,” “our,” or “us” refer to MetLife, Inc., and its direct and indirect subsidiaries, while references to “MetLife, Inc.” refer only to MetLife, Inc. on an unconsolidated basis. References in this prospectus to the “trusts” refer to MetLife Capital Trust V, MetLife Capital Trust VI, MetLife Capital Trust VII, MetLife Capital Trust VIII and MetLife Capital Trust IX.

This prospectus is part of a registration statement that MetLife, Inc. and the trusts filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, MetLife, Inc. may, from time to time, sell any combination of debt securities, preferred stock, depositary shares, common stock, warrants, purchase contracts and units and the trusts may, from time to time, sell trust preferred securities guaranteed by MetLife, Inc., as described in this prospectus, in one or more offerings in one or more foreign currencies, foreign currency units or composite currencies. This prospectus provides you with a general description of the securities MetLife, Inc. and the trusts may offer. Each time that securities are sold, a prospectus supplement that will contain specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely on the information contained or incorporated by reference in this prospectus. Neither MetLife, Inc. nor the trusts have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither MetLife, Inc. nor the trusts are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

RISK FACTORS

Investing in MetLife, Inc. securities or the securities of the trusts involve risks. You should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find More Information,” referenced in “Special Note Regarding Forward-Looking Statements” below, as well as those included in any prospectus supplement hereto. For example, MetLife, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006 contains a discussion of significant risks under the heading “Risk Factors” which could be relevant to your investment in the securities. Subsequent filings with the SEC may contain amended and updated discussions of significant risks.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining MetLife’s actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus. Actual results could differ materially from those expressed or implied in the forward-looking statements. Risks, uncertainties and other factors that might cause such differences include the risks, uncertainties and other factors identified in our filings with the SEC referred to under the heading “Where You Can Find More Information,” including those identified under “Risk Factors” above. These factors include:

•	changes in general economic conditions, including the performance of financial markets and interest rates;

•	heightened competition, including with respect to pricing, entry of new competitors, the development of new products by new and existing competitors and for personnel;

•	investment losses and defaults;

•	unanticipated changes in industry trends;

•	catastrophe losses;

•	ineffectiveness of risk management policies and procedures;

•	changes in accounting standards, practices and/or policies;

•	changes in assumptions related to deferred policy acquisition costs (“DAC”), value of business acquired or goodwill;

•	discrepancies between actual claims experience and assumptions used in setting prices for our products and establishing the liabilities for our obligations for future policy benefits and claims;

•	discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations;

•	adverse results or other consequences from litigation, arbitration or regulatory investigations;

•	downgrades in our and our affiliates’ claims paying ability, financial strength or credit ratings;

•	regulatory, legislative or tax changes that may affect the cost of, or demand for, our products or services;

•	MetLife, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends;

•	deterioration in the experience of the “closed block” established in connection with the reorganization of Metropolitan Life Insurance Company;

•	economic, political, currency and other risks relating to our international operations;

•	the effects of business disruption or economic contraction due to terrorism or other hostilities;

•	our ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption;

•	other risks and uncertainties described from time to time in MetLife, Inc.’s or the trusts’ filings with the SEC;

•	the risk factors or uncertainties set forth herein or listed from time to time in prospectus supplements or any document incorporated by reference herein; and

•	other risks and uncertainties that have not been identified at this time.

Neither MetLife, Inc. nor the trusts undertake any obligation to publicly correct or update any forward-looking statement if any of MetLife, Inc. or the trusts later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures MetLife, Inc. or the trusts make on related subjects in reports to the SEC.

WHERE YOU CAN FIND MORE INFORMATION

MetLife, Inc. files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information, including the registration statement of which this prospectus is a part, can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at

1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including MetLife, Inc. MetLife, Inc.’s common stock is listed and traded on the New York Stock Exchange under the symbol “MET”. These reports, proxy statements and other information can also be read at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

The SEC allows “incorporation by reference” into this prospectus of information that MetLife, Inc. files with the SEC. This permits MetLife, Inc. to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. Information furnished under Item 2.02 and Item 7.01 of MetLife, Inc.’s Current Reports on Form 8-K is not incorporated by reference in this registration statement and prospectus. MetLife, Inc. incorporates by reference the following documents which have been filed with the SEC:

•	Registration Statement on Form 8-A, dated March 31, 2000, relating to registration of shares of MetLife, Inc.’s common stock and Registration Statement on Form 8-A, dated March 31, 2000, relating to registration of MetLife, Inc.’s Series A Junior Participating Preferred Stock purchase rights;

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and

•	Current Reports on Form 8-K filed January 22, 2007, February 16, 2007, March 5, 2007, May 15, 2007, May 25, 2007, June 25, 2007, August 15, 2007, August 28, 2007, September 26, 2007 and October 24, 2007.

MetLife, Inc. incorporates by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until MetLife, Inc. and the trusts file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

MetLife, Inc. will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, other than exhibits to those documents, unless those exhibits are specifically incorporated by reference into those documents. Requests should be directed to Investor Relations, MetLife, Inc., 1 MetLife Plaza, Long Island City, New York 11101 by electronic mail (metir@metlife.com) or by telephone (212-578-2211). You may also obtain some of the documents incorporated by reference into this document at MetLife’s website, www.metlife.com. You should be aware that all other information contained on MetLife’s website is not a part of this document.

METLIFE, INC.

We are a leading provider of insurance and other financial services with operations throughout the United States and the regions of Latin America, Europe and Asia Pacific. Through our domestic and international subsidiaries and affiliates, we offer life insurance, annuities, automobile and homeowners insurance, retail banking and other financial services to individuals, as well as group insurance, reinsurance, and retirement & savings products and services to corporations and other institutions.

We are one of the largest insurance and financial services companies in the Unites States. Our franchises and brand names uniquely position us to be the preeminent provider of protection and savings and investment products in the Unites States. In addition, our international operations are focused on markets where the demand for insurance and savings and investment products is expected to grow rapidly in the future.

As a holding company, the primary source of MetLife, Inc.’s liquidity is dividends it receives from its insurance subsidiaries. MetLife, Inc.’s insurance subsidiaries are subject to regulatory restrictions on the payment of dividends imposed by the regulators of their respective domiciles. The dividend limitation for U.S. insurance subsidiaries is based on the surplus to policyholders as of the immediately preceding calendar year and statutory net gain from operations of the immediately preceding calendar year. Statutory accounting practices, as prescribed by insurance regulators of various states in which we conduct business, differ in certain respects from accounting principles used in financial statements prepared in conformity with GAAP. The significant differences related to the treatment of DAC, certain deferred income tax, required investment reserves, reserve calculation assumptions, goodwill and surplus notes.

MetLife, Inc. is incorporated under the laws of the State of Delaware. MetLife, Inc.’s principal executive offices are located at 200 Park Avenue, New York, New York 10166-0188, and its telephone number is 212-578-2211.

THE TRUSTS

MetLife Capital Trust V, MetLife Capital Trust VI, MetLife Capital Trust VII, MetLife Capital Trust VIII and MetLife Capital Trust IX are statutory trusts formed on October 31, 2007 under Delaware law pursuant to declarations of trust between the trustees named therein and MetLife, Inc. and the filing of certificates of trust with the Secretary of State of the State of Delaware. MetLife, Inc., as sponsor of the trusts, and the trustees named in the declarations of trust will amend and restate the declarations of trust in their entirety substantially in the forms which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, as of or prior to the date the trusts issue any trust preferred securities. The declarations of trust will be qualified as indentures under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The trusts exist for the exclusive purposes of:

•	issuing preferred securities offered by this prospectus and common securities to MetLife, Inc.;

•	investing the gross proceeds of the preferred securities and common securities in related series of debt securities, which may be senior or subordinated, issued by MetLife, Inc.; and

•	engaging in only those other activities which are necessary, appropriate, convenient or incidental to the purposes set forth above.

The payment of periodic cash distributions on the trust preferred securities and payments on liquidation and redemption with respect to the trust preferred securities, in each case to the extent the trusts have funds legally and immediately available, will be guaranteed by MetLife, Inc. to the extent set forth under “Description of Guarantees.”

MetLife, Inc. will own, directly or indirectly, all of the common securities of the trusts. The common securities will represent an aggregate liquidation amount equal to at least 3% of each trust’s total capitalization. The preferred securities of each trust will represent the remaining 97% of each trust’s total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if MetLife, Inc. defaults on the related series of debt securities, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate to the trust preferred securities in priority of payment.

The trusts each have a term of approximately 55 years, but may dissolve earlier as provided in their respective declarations of trust. The trusts’ activities will be conducted by the trustees appointed by MetLife, Inc., as the direct or indirect holder of all of the common securities. The holder of the common securities of each trust will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of the trust. However, the number of trustees shall be at least three, at least one of which shall be an administrative trustee. The duties and obligations of the trustees will be governed by the declaration of trust for each trust. A majority of the trustees of each trust will be persons who are employees or officers of or affiliated with MetLife, Inc. One trustee of each trust will be a financial institution which will be unaffiliated with MetLife, Inc. and which will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act, pursuant to the terms set forth in a prospectus supplement. In addition, unless the property trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one trustee of each trust will have its principal place of business or reside in the State of Delaware.

The property trustee will hold title to the debt securities for the benefit of the holders of the trust securities and the property trustee will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debt securities. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the debt securities for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from this property account.

The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are provided in the declarations of trust of MetLife Capital Trust V, MetLife Capital Trust VI, MetLife Capital Trust VII, MetLife Capital Trust VIII and MetLife Capital Trust IX, including any amendments thereto, the trust preferred securities, the Delaware Statutory Trust Act and the Trust Indenture Act.

MetLife, Inc. will pay all fees and expenses related to the trusts and the offering of trust preferred securities. The principal offices of each trust is: The Bank of New York (Delaware), 100 White Clay Center, Route 273, Newark, Delaware 19711, Attention: Corporate Trust Administration. The telephone number of each trust is: 302-283-8905.

Please read the prospectus supplement relating to the trust preferred securities for further information concerning the trusts and the trust preferred securities.

USE OF PROCEEDS

We may use the proceeds of securities sold or re-sold under this registration statement for, among other things, general corporate purposes. The prospectus supplement for each offering of securities will specify the intended use of the proceeds of that offering. Unless otherwise indicated in an accompanying prospectus supplement, the trusts will use all of the proceeds they receive from the sale of trust preferred securities to purchase debt securities issued by MetLife, Inc.

RATIO OF EARNINGS TO FIXED CHARGES
AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our historical ratio of earnings to fixed charges(1) for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002

Ratio of Earnings to Fixed Charges	1.80	1.72	1.67	1.92	2.03	1.73	1.47
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.78	1.70	1.65	1.90	2.03	1.73	1.47

(1)	For purposes of this computation, earnings are defined as income before provision for income tax and discontinued operations and excluding undistributed income and losses from equity method investments, minority interest and fixed charges, excluding capitalized interest. Fixed charges are the sum of interest and debt issue costs, interest credited to policyholder account balances, and an estimated interest component of rent expense. We did not have any preferred stock outstanding prior to the initial issuances of our (i) Floating Rate Non-Cumulative Preferred Stock, Series A, issued on June 13, 2005; and (ii) 6.50% Non-Cumulative Preferred Stock, Series B, issued on June 16, 2005. The preferred stock dividends are included within the total fixed charges to calculate the ratio of earnings to fixed charges and preferred stock dividends.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the debt securities, preferred stock, depositary shares, common stock, warrants, purchase contracts and units that MetLife, Inc. may sell from time to time, and the trust preferred securities guaranteed by MetLife, Inc. that the trusts may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that MetLife, Inc. may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Unless the applicable prospectus supplement states otherwise, senior debt securities will be issued under the Senior Indenture dated as of November 9, 2001 between MetLife, Inc, and Bank One Trust Company, N.A. (predecessor to The Bank of New York Trust Company, N.A.) (the “Senior Indenture”) and subordinated debt securities will be issued under the Subordinated Indenture dated as of June 21, 2005 between MetLife, Inc. and J.P. Morgan Trust Company, National Association (predecessor to The Bank of New York Trust Company, N.A.) (the “Subordinated Indenture”). This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the “Indentures.”

The Senior Indenture and the Subordinated Indenture are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures and the debt securities, including the definitions therein of certain terms.

General

The debt securities will be direct unsecured obligations of MetLife, Inc. The senior debt securities will rank equally with all of MetLife, Inc.’s other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of MetLife, Inc.’s present and future senior indebtedness.

Because MetLife, Inc. is principally a holding company, its right to participate in any distribution of assets of any subsidiary, including Metropolitan Life Insurance Company, upon the subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary, except to the extent MetLife, Inc. may be recognized as a creditor of that subsidiary. Accordingly, MetLife, Inc.’s obligations under the debt securities will be effectively subordinated to all existing and future indebtedness and liabilities of its subsidiaries, including liabilities under contracts of insurance and annuities written by MetLife, Inc.’s insurance subsidiaries, and holders of debt securities should look only to MetLife, Inc.’s assets for payment thereunder.

The Indentures do not limit the aggregate principal amount of debt securities that MetLife, Inc. may issue and provide that MetLife, Inc. may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. MetLife, Inc. may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture. The Indentures also do not limit our ability to incur other debt.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of debt securities and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the price or prices at which MetLife, Inc. will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates of interest, if any, which may be fixed or variable, per annum at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue, the dates on which interest will be payable, or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

•	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•	the dates on which MetLife, Inc. will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable;

•	if MetLife, Inc. possesses the option to do so, the periods within which and the prices at which MetLife, Inc. may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•	MetLife, Inc.’s obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which MetLife, Inc. will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

•	the portion, or methods of determining the portion, of the principal amount of the debt securities which MetLife, Inc. must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

•	the currency, currencies or currency unit in which MetLife, Inc. will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars and the manner of determining the equivalent thereof in United States dollars;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•	any deletions from, modifications of or additions to the Events of Default or MetLife, Inc.’s covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable Indenture;

•	the application, if any, of the terms of the Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•	the terms, if any, upon which the holders may or are required to convert or exchange such debt securities into or for MetLife, Inc.’s common stock or other securities or property or into securities of a third party, including conversion price (which may be adjusted), the method of calculating the conversion price, or the conversion period;

•	whether any of the debt securities will be issued in global or certificated form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•	the depositary for global or certificated debt securities;

•	if applicable, a discussion of the U.S. federal income tax considerations applicable to specific debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the Indentures, as amended or supplemented.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued in fully registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of MetLife, Inc.’s Senior Indebtedness (as described below).

Under the Subordinated Indenture, “Senior Indebtedness” means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred or created:

•	the principal of (and premium, if any) and interest in respect of indebtedness of MetLife, Inc. for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by MetLife, Inc.;

•	all capital lease obligations of MetLife, Inc.;

•	all obligations of MetLife, Inc. issued or assumed as the deferred purchase price of property, all conditional sale obligations of MetLife, Inc. and all obligations of MetLife, Inc. under any title retention agreement (but excluding trade accounts payable in the ordinary course of business);

•	all obligations of MetLife, Inc. for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•	all obligations of MetLife, Inc. in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which MetLife, Inc. is responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of MetLife, Inc. whether or not such obligation is assumed by MetLife, Inc.

Senior Indebtedness does not include:

•	indebtedness or monetary obligations to trade creditors created or assumed by MetLife, Inc. in the ordinary course of business in connection with the obtaining of materials or services;

•	indebtedness that is, by its terms, subordinated to, or ranks equal with, the subordinated debt securities; and

•	any indebtedness of MetLife, Inc. to its affiliates (including all debt securities and guarantees in respect of those debt securities issued to any trust, partnership or other entity affiliated with MetLife, Inc. that is a financing vehicle of MetLife, Inc. in connection with the issuance by such financing entity of preferred securities or other securities guaranteed by MetLife, Inc.) unless otherwise expressly provided in the terms of any such indebtedness.

At both September 30, 2007 and December 31, 2006, Senior Indebtedness aggregated approximately $7.0 billion. The amount of Senior Indebtedness which MetLife, Inc. may issue is subject to limitations imposed by its board of directors.

Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

Unless otherwise noted in the accompanying prospectus supplement, if MetLife, Inc. defaults in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, MetLife, Inc. will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, MetLife, Inc. will pay in full all Senior Indebtedness before it makes any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of MetLife, Inc., whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by MetLife, Inc. for the benefit of creditors; or

•	any other marshaling of MetLife, Inc.’s assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the Subordinated Indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

The Subordinated Indenture does not limit the issuance of additional Senior Indebtedness.

If debt securities are issued to a trust in connection with the issuance of trust preferred securities, such debt securities may thereafter be distributed pro rata to the holders of such trust securities in connection with the dissolution of such trust upon the occurrence of certain events described in the applicable prospectus supplement.

Restrictive Covenants

Unless an accompanying prospectus supplement states otherwise, the following restrictive covenants shall apply to each series of senior debt securities:

Limitation on Liens.  So long as any senior debt securities are outstanding, neither MetLife, Inc. nor any of its subsidiaries will create, assume, incur or guarantee any debt which is secured by any mortgage, pledge, lien, security interest or other encumbrance on any capital stock of:

•	Metropolitan Life Insurance Company;

•	any successor to substantially all of the business of Metropolitan Life Insurance Company which is also a subsidiary of MetLife, Inc.; or

•	any corporation (other than MetLife, Inc.) having direct or indirect control of Metropolitan Life Insurance Company or any such successor.

However, this restriction will not apply if the debt securities then outstanding are secured at least equally and ratably with the otherwise prohibited secured debt so long as it is outstanding.

Limitations on Dispositions of Stock of Certain Subsidiaries.  So long as any senior debt securities are outstanding and subject to the provisions of the Senior Indenture regarding mergers, consolidations and sales of assets, neither MetLife, Inc. nor any of its subsidiaries will sell or otherwise dispose of any shares of capital stock (other than preferred stock having no voting rights of any kind) of:

•	Metropolitan Life Insurance Company;

•	any successor to substantially all of the business of Metropolitan Life Insurance Company which is also a subsidiary of MetLife, Inc.; or

•	any corporation (other than MetLife, Inc.) having direct or indirect control of Metropolitan Life Insurance Company or any such successor;

except for, in each case:

•	a sale or other disposition of any of such stock to a wholly-owned subsidiary of MetLife, Inc. or of such subsidiary; or

•	a sale or other disposition of all of such stock for at least fair value (as determined by MetLife, Inc.’s board of directors acting in good faith); or a sale or other disposition required to comply with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at MetLife, Inc.’s request or the request of any of MetLife, Inc.’s subsidiaries.

Consolidation, Merger, Sale of Assets and Other Transactions

(i) MetLife, Inc. may not merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to, any other corporation other than a direct or indirect wholly-owned subsidiary of MetLife, Inc., and (ii) no corporation may merge with or into or consolidate with MetLife, Inc. or, except for any direct or indirect wholly-owned subsidiary of MetLife, Inc., sell, assign, transfer, lease or convey all or substantially all of its properties and assets to MetLife, Inc., unless:

•	MetLife, Inc. is the surviving corporation or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than MetLife, Inc., has expressly assumed by supplemental indenture all the obligations of MetLife, Inc. under the debt securities, the Indentures, and any guarantees of preferred securities or common securities issued by the trusts;

•	immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing;

•	if at the time any preferred securities of the trusts are outstanding, such transaction is not prohibited under the applicable declaration of trust and the applicable preferred securities guarantee of each trust; and

•	MetLife, Inc. delivers to the trustee an officers’ certificate and an opinion of counsel, each stating that the supplemental indenture complies with the applicable Indenture.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “Events of Default” under the Indentures with respect to each series of debt securities:

•	MetLife, Inc.’s failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

•	MetLife, Inc.’s failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

•	MetLife, Inc.’s failure to observe or perform any other of its covenants or agreements with respect to such series for 90 days after MetLife, Inc. receives notice of such failure;

•	certain defaults with respect to MetLife, Inc.’s debt which result in a principal amount in excess of $100,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable (other than the debt securities or non-recourse debt);

•	certain events of bankruptcy, insolvency or reorganization of MetLife, Inc.; and

•	certain events of dissolution or winding-up of the trusts in the event that debt securities are issued to the trusts or a trustee of the trusts in connection with the issuance of securities by the trusts.

If an Event of Default with respect to any debt securities of any series outstanding under either of the Indentures shall occur and be continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable Indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either Indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such Indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series, or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required, within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default; provided, however, that, except in the case of a default in the payment of the principal of (and premium, if any) or interest, or in the payment of any sinking fund installment, on any debt securities of such series, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the Indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series under either Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

No holder of a debt security of any series may institute any action against MetLife, Inc. under either of the Indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable Indenture, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such Indenture shall have requested the trustee to institute such action and offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, and (iii) the trustee shall not have instituted such action within 60 days of such request.

MetLife, Inc. is required to furnish annually to the trustee statements as to MetLife, Inc.’s compliance with all conditions and covenants under each Indenture.

Discharge, Defeasance and Covenant Defeasance

If indicated in the applicable prospectus supplement, MetLife, Inc. may discharge or defease its obligations under each Indenture as set forth below.

MetLife, Inc. may discharge certain obligations to holders of any series of debt securities issued under either the Senior Indenture or the Subordinated Indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (as defined in either Indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of (and premium, if any) and interest on such debt securities.

If indicated in the applicable prospectus supplement, MetLife, Inc. may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant Indenture) (“defeasance”) or (ii) to be released from its obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant Indenture trustee, in trust for such purpose, of money and/or government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, MetLife, Inc. must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, MetLife, Inc. shall have delivered to the trustee (i) an officers’ certificate to the effect that the relevant debt securities exchange(s) have informed it that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit, and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

MetLife, Inc. may exercise its defeasance option with respect to such debt securities notwithstanding its prior exercise of its covenant defeasance option.

Modification and Waiver

Under the Indentures, MetLife, Inc. and the applicable trustee may supplement the Indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. MetLife, Inc. and the applicable trustee may also modify the Indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the Indenture. However, the Indentures require the consent of each holder of debt securities that would be affected by any modification which would:

•	extend the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•	reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

•	change the currency in which any debt security or any premium or interest is payable;

•	impair the right to enforce any payment on or with respect to any debt security;

•	adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, any debt security (if applicable);

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults;

•	reduce the requirements contained in the Indentures for quorum or voting; or

•	modify any of the above provisions.

If debt securities are held by a trust or a trustee of a trust, a supplemental indenture that affects the interests or rights of the holders of debt securities will not be effective until the holders of not less than a majority in liquidation preference of the preferred securities and common securities of the applicable trust, collectively, have consented to the supplemental indenture; provided, further, that if the consent of the holder of each outstanding debt security is required, the supplemental indenture will not be effective until each holder of the preferred securities and the common securities of the applicable trust has consented to the supplemental indenture.

The Indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the Indenture which is affected by the modification or amendment to waive MetLife, Inc.’s compliance with certain covenants contained in the Indentures.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as MetLife, Inc. may designate for such purpose from time to time. Notwithstanding the foregoing, at MetLife, Inc.’s option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by MetLife, Inc. and located in the Borough of Manhattan, The City of New York, will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by MetLife, Inc. for the debt securities of a particular series will be named in the applicable prospectus supplement. MetLife, Inc. may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that MetLife, Inc. will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by MetLife, Inc. to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to MetLife, Inc. upon request, and the holder of such debt security thereafter may look only to MetLife, Inc. for payment thereof.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company (“DTC”). In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•	DTC notifies MetLife, Inc. that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Securities Exchange Act of 1934 and no successor depositary has been appointed for 90 days; or

•	MetLife, Inc. determines, in its sole discretion and subject to the procedures of DTC, that the global security shall be exchangeable.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by MetLife, Inc. under the Indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

The Indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

Relationship with the Trustees

The trustee under the Indentures is The Bank of New York Trust Company, N.A. (in the case of the Senior Indenture, as successor to Bank One Trust Company, N.A., and in the case of the Subordinated Indenture, as successor to J.P. Morgan Trust Company, National Association). MetLife, Inc. and its subsidiaries maintain ordinary banking and trust relationships with a number of banks and trust companies, including the trustee under the Indentures.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for securities described in this prospectus. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at MetLife, Inc.’s option. These provisions may allow or require the number of shares of MetLife, Inc.’s common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF CAPITAL STOCK

MetLife, Inc.’s authorized capital stock consists of:

•	200,000,000 shares of preferred stock, par value $0.01 per share, of which 84,000,000 shares were issued and outstanding as of September 30, 2007:

•	27,600,000 shares of Floating Rate Non-Cumulative Preferred Stock, Series A (the “Series A Preferred Stock”), of which 24,000,000 shares were issued and outstanding as of September 30, 2007;

•	69,000,000 shares of 6.500% Non-Cumulative Preferred Stock, Series B (the “Series B Preferred Stock”) of which 60,000,000 shares were issued and outstanding as of September 30, 2007; and

•	10,000,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, of which no shares were issued or outstanding as of the date of this prospectus; and

•	3,000,000,000 shares of common stock, par value $0.01 per share, of which 740,286,838 shares, as well as the same number of rights to purchase shares of Series A Junior Participating Preferred Stock pursuant to the stockholder rights plan adopted by MetLife, Inc.’s board of directors on September 29, 1999, were outstanding as of September 30, 2007. See “— Stockholder Rights Plan” for a description of the Series A Junior Participating Preferred Stock. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval.

Common Stock

Dividends.  The holders of common stock, after any preferences of holders of any preferred stock, are entitled to receive dividends as determined by the board of directors. The issuance of dividends will depend upon, among other factors deemed relevant by MetLife, Inc.’s board of directors, MetLife’s financial condition, results of operations, cash requirements, future prospects and regulatory restrictions on the payment of dividends by Metropolitan Life Insurance Company and MetLife, Inc.’s other subsidiaries. There is no requirement or assurance that MetLife, Inc. will declare and pay any dividends. In addition, (i) the certificates of designation for the Series A Preferred Stock and the Series B Preferred Stock, (ii) MetLife, Inc.’s 6.40% Fixed-to-Floating Rate Junior Subordinated Debentures due 2066, and (iii) both series of junior subordinated debt securities underlying MetLife, Inc.’s common equity units, all prohibit the declaration or payment of dividends or distributions on common stock under certain circumstances. Under the certificates of designation for the Series A Preferred Stock and the Series B Preferred Stock, if dividends on such securities are not paid, no dividends may be paid on the common stock. Similarly, under the the 6.40% Fixed-to-Floating Rate Junior Subordinated Debentures due 2066, under certain circumstances, if interest is not paid in full on such securities, whether because of an optional deferral or a trigger event, subject to certain exceptions, than no dividends may be paid on the common stock. The indenture governing the terms of the junior subordinated debt securities underlying the common equity units prohibits, during any period in which the payment of interest on either series is deferred, or certain other events have occurred, among other things, the declaration or payment of any dividends or distributions on, the redemption, purchase, acquisition of or making a liquidation payment with respect to, any shares of capital stock.

Voting Rights.  The holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights.

Liquidation and Dissolution.  In the event of MetLife, Inc.’s liquidation, dissolution or winding-up, the holders of common stock are entitled to share equally and ratably in MetLife, Inc.’s assets, if any, remaining after the payment of all of MetLife, Inc.’s liabilities and the liquidation preference of any outstanding class or series of preferred stock.

Other Rights.  The holders of common stock have no preemptive, conversion, redemption or sinking fund rights. The holders of shares of MetLife, Inc.’s common stock are not required to make additional capital contributions.

Transfer Agent and Registrar.  The transfer agent and registrar for MetLife, Inc.’s common stock is Mellon Investor Services LLC, successor to ChaseMellon Shareholder Services, L.L.C.

Preferred Stock

General.  MetLife, Inc.’s board of directors has the authority to issue preferred stock in one or more series and to fix the title and number of shares constituting any such series and the designations, powers, preferences, limitations and relative rights including offering price, any dividend rights (including whether dividends will be cumulative or non-cumulative), dividend rate, voting rights, terms of any redemption, any redemption price or prices, conversion or exchange rights and any liquidation preferences of the shares constituting any series, without any further vote or action by stockholders. The specific terms of the preferred stock will be described in the prospectus supplement.

MetLife, Inc. has authorized 10,000,000 shares of Series A Junior Participating Preferred Stock for issuance in connection with its stockholder rights plan. See “— Stockholder Rights Plan” for a description of the Series A Junior Participating Preferred Stock.

Voting Rights.  The Delaware General Corporation Law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock. The prospectus supplement will describe the voting rights, if any, of the preferred stock.

Conversion or Exchange.  The prospectus supplement will describe the terms, if any, on which the preferred stock may be convertible into or exchangeable for securities described in this prospectus. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at MetLife, Inc.’s option. These provisions may set forth the conversion price, the method of determining the conversion price and the conversion period and may allow or require the number of shares of MetLife, Inc.’s common stock or other securities to be received by the holders of preferred stock to be adjusted.

Redemption.  The prospectus supplement will describe the obligation, if any, to redeem the preferred stock in whole or in part at the times and at the redemption prices set forth in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, MetLife, Inc. may not purchase or redeem any of the outstanding shares or any series of preferred stock unless full cumulative dividends, if any, have been paid or declared and set apart for payment upon all outstanding shares of any series of preferred stock for all past dividend periods, and unless all of MetLife, Inc.’s matured obligations with respect to all sinking funds, retirement funds or purchase funds for all series of preferred stock then outstanding have been met.

Certain Provisions in MetLife, Inc.’s Certificate of Incorporation and By-Laws and in Delaware and New York Law

A number of provisions of MetLife, Inc.’s certificate of incorporation and by-laws deal with matters of corporate governance and rights of stockholders. The following discussion is a general summary of selected provisions of MetLife, Inc.’s certificate of incorporation and by-laws and regulatory provisions that might be deemed to have a potential “anti-takeover” effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by MetLife, Inc.’s board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent board of directors or management more difficult. Some provisions of the Delaware General Corporation Law and the New York Insurance Law may also have an anti-takeover effect. The following description of selected provisions of MetLife, Inc.’s certificate of incorporation and by-laws and selected provisions of the Delaware General Corporation Law and the New York Insurance Law is necessarily general and reference should be made in each case to MetLife, Inc.’s certificate of incorporation and by-laws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and to the provisions of those laws.

Classified Board of Directors and Removal of Directors

Pursuant to MetLife, Inc.’s certificate of incorporation, the directors are divided into three classes, as nearly equal in number as possible, with each class having a term of three years. The classes serve staggered terms, such that the term of one class of directors expires each year. Any effort to obtain control of MetLife, Inc.’s board of directors by causing the election of a majority of the board may require more time than would be required without a staggered election structure. MetLife, Inc.’s certificate of incorporation also provides that, subject to the rights of the holders of any class of preferred stock, directors may be removed only for cause at a meeting of stockholders by a vote of a majority of the shares then entitled to vote. This provision may have the effect of slowing or impeding a change in membership of MetLife, Inc.’s board of directors that would effect a change of control.

Exercise of Duties by Board of Directors

MetLife, Inc.’s certificate of incorporation provides that while the MetLife Policyholder Trust (as described below) is in existence, each MetLife, Inc. director is required, in exercising his or her duties as a director, to take the interests of the trust beneficiaries into account as if they were holders of the shares of common stock held in the trust, except to the extent that any such director determines, based on advice of counsel, that to do so would violate his or her duties as a director under Delaware law.

Restriction on Maximum Number of Directors and Filling of Vacancies on MetLife, Inc.’s Board of Directors

Pursuant to MetLife, Inc.’s by-laws and subject to the rights of the holders of any class of preferred stock, the number of directors may be fixed and increased or decreased from time to time by resolution of the board of directors, but the board of directors will at no time consist of fewer than three directors. Subject to the rights of the holders of any class of preferred stock, stockholders can only remove a director for cause by a vote of a majority of the shares entitled to vote, in which case the vacancy caused by such removal may be filled at such meeting by the stockholders entitled to vote for the election of the director so removed. Any vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors or resulting from a removal for cause where the stockholders have not filled the vacancy, subject to the rights of the holders of any class of preferred stock, may be filled by a majority of the directors then in office, although less than a quorum. If the vacancy is not so filled it will be filled by the stockholders at the next annual meeting of stockholders. The stockholders are not permitted to fill vacancies between annual meetings, except where the vacancy resulted from a removal for cause. These provisions give incumbent directors significant authority that may have the effect of limiting the ability of stockholders to effect a change in management.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent

MetLife, Inc.’s by-laws provide for advance notice requirements for stockholder proposals and nominations for director. In addition, pursuant to the provisions of both the certificate of incorporation and the by-laws, action may not be taken by written consent of stockholder. Rather, any action taken by the stockholders must be effected at a duly called meeting. Moreover, the stockholders do not have the power to call a special meeting. Only the chief executive officer or the secretary pursuant to a board resolution or, under some circumstances, the president or a director who also is an officer, may call a special meeting. These provisions make it more difficult for a stockholder to place a proposal or nomination on the meeting agenda and prohibit a stockholder from taking action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or with respect to other matters that are not supported by management for stockholder vote.

Limitations on Director Liability

MetLife, Inc.’s certificate of incorporation contains a provision that is designed to limit the directors’ liability to the extent permitted by the Delaware General Corporation Law and any amendments to that law. Specifically, directors will not be held liable to MetLife, Inc. or its stockholders for an act or omission in their capacity as a director, except for liability as a result of:

•	a breach of the duty of loyalty to MetLife, Inc. or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payment of an improper dividend or improper repurchase of MetLife, Inc.’s stock under Section 174 of the Delaware General Corporation Law; or

•	actions or omissions pursuant to which the director received an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of MetLife, Inc. unless the stockholder can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. MetLife, Inc.’s certificate of incorporation also does not eliminate the directors’ duty of care. The inclusion of the limitation on liability provision in the certificate may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited MetLife, Inc. and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of the duty of care.

MetLife, Inc.’s by-laws also provide that MetLife, Inc. indemnify its directors and officers to the fullest extent permitted by Delaware law. MetLife, Inc. is required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses reasonably incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s position with MetLife, Inc. or another entity, including Metropolitan Life Insurance Company, that the director or officer serves at MetLife, Inc.’s request, subject to certain conditions, and to advance funds to MetLife, Inc.’s directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must succeed in the legal proceeding or act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of MetLife, Inc. and with respect to any criminal action or proceeding, in a manner he or she reasonably believed to be lawful.

Supermajority Voting Requirement for Amendment of Certain Provisions of the Certificate of Incorporation and By-Laws

Some of the provisions of MetLife, Inc.’s certificate of incorporation, including those that authorize the board of directors to create stockholder rights plans, that set forth the duties, election and exculpation from liability of directors and that prohibit stockholders from taking actions by written consent, may not be amended, altered, changed or repealed unless the amendment is approved by the vote of holders of 75% of the then outstanding shares entitled to vote at an election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the Delaware General Corporation Law for the repeal or amendment of such provisions of the certificate of incorporation. MetLife, Inc.’s by-laws may be amended, altered or repealed by the board of directors or by the vote of holders of 75% of the then outstanding shares entitled to vote in the election of directors. These provisions make it more difficult for any person to remove or amend any provisions that have an anti-takeover effect.

Business Combination Statute

In addition, as a Delaware corporation, MetLife, Inc. is subject to Section 203 of the Delaware General Corporation Law, unless it elects in its certificate of incorporation not to be governed by the provisions of Section 203. MetLife, Inc. has not made that election. Section 203 can affect the ability of an “interested stockholder” of MetLife, Inc. to engage in certain business combinations, including mergers, consolidations or acquisitions of additional shares of MetLife, Inc. for a period of three years following the time that the stockholder becomes an “interested stockholder.” An “interested stockholder” is defined to include any person owning, directly or indirectly, 15% or more of the outstanding voting stock of a corporation. The provisions of Section 203 are not applicable in some circumstances, including those in which (1) the business combination or transaction which results in the stockholder becoming an “interested stockholder” is approved by the corporation’s board of directors prior to the time the stockholder becomes an “interested stockholder” or (2) the “interested stockholder,” upon consummation of such transaction, owns at least 85% of the voting stock of the corporation outstanding prior to such transaction.

Restrictions on Acquisitions of Securities

The insurance laws and regulations of New York, the jurisdiction in which MetLife, Inc.’s principal insurance subsidiary, Metropolitan Life Insurance Company, is organized, may delay or impede a business combination involving MetLife, Inc. In addition to the limitations described in the immediately preceding paragraph, the New York Insurance Law prohibits any person from acquiring control of Metropolitan Life Insurance Company, either directly or indirectly through any acquisition of control of MetLife, Inc., without the prior approval of the New York Superintendent of Insurance. That law presumes that control exists where any person, directly or indirectly, owns, controls, holds the power to vote or holds proxies representing 10% or more of MetLife, Inc.’s outstanding voting stock, unless the New York Superintendent, upon application, determines otherwise. Even persons who do not acquire beneficial ownership of more than 10% of the outstanding shares of MetLife, Inc.’s common stock may be deemed to have acquired such control, if the New York Superintendent determines that such persons, directly or indirectly, exercise a controlling influence over MetLife, Inc.’s management or policies. Therefore, any person seeking to acquire a controlling interest in MetLife, Inc. would face regulatory obstacles which may delay, deter or prevent an acquisition.

The insurance holding company law and other insurance laws of many other states also regulate changes of control (generally presumed upon acquisitions of 10% or more of voting securities) of domestic insurers (including insurers owned by MetLife, Inc.) and insurance holding companies such as MetLife, Inc.

Stockholder Rights Plan

MetLife, Inc.’s board of directors has adopted a stockholder rights plan under which each outstanding share of MetLife, Inc.’s common stock issued between April 4, 2000 and the earlier of the distribution date (as described below) and the expiration of the rights (as described below) will be coupled with a stockholder right. Initially, the stockholder rights will be attached to the certificates representing outstanding shares of common stock, and no separate rights certificates will be distributed. Each right will entitle the holder to purchase one one-hundredth of a share of MetLife, Inc.’s Series A Junior Participating Preferred Stock. Each one one-hundredth of a share of Series A Junior Participating Preferred Stock will have economic and voting terms equivalent to one share of MetLife, Inc.’s common stock. Until it is exercised, the right itself will not entitle the holder thereof to any rights as a stockholder, including the right to receive dividends or to vote at stockholder meetings. The description and terms of the rights are set forth in a rights agreement entered into between MetLife, Inc. and Mellon Investor Services LLC, successor to ChaseMellon Shareholder Services, L.L.C., as rights agent. Although the material provisions of the rights agreement have been accurately summarized, the statements below concerning the rights agreement are not necessarily complete and in each instance reference is made to the rights agreement itself, which is incorporated by reference into this prospectus in its entirety. Each statement is qualified in its entirety by such reference.

Stockholder rights are not exercisable until the distribution date and will expire at the close of business on April 4, 2010, unless earlier redeemed or exchanged by MetLife, Inc. A distribution date would occur upon the earlier of:

•	the tenth day after the first public announcement or communication to MetLife, Inc. that a person or group of affiliated or associated persons (referred to as an “acquiring person”) has acquired beneficial ownership of 10% or more of MetLife, Inc.’s outstanding common stock (the date of such announcement or communication is referred to as the “stock acquisition time”); or

•	the tenth business day after the commencement or announcement of the intention to commence a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

If any person becomes an acquiring person, each holder of a stockholder right will be entitled to exercise the right and receive, instead of Series A Junior Participating Preferred Stock, common stock (or, in certain circumstances, cash, a reduction in purchase price, property or other securities of MetLife, Inc.) having a value equal to two times the purchase price of the stockholder right. All stockholder rights that are beneficially owned by an acquiring person or its transferee will become null and void.

If at any time after a public announcement has been made or MetLife, Inc. has received notice that a person has become an acquiring person, (1) MetLife, Inc. is acquired in a merger or other business combination, or (2) 50% or more of MetLife, Inc.’s and its subsidiaries’ assets, cash flow or earning power is sold or transferred, each holder of a stockholder right (except rights which previously have been voided as set forth above) will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the right.

The purchase price payable, the number of one one-hundredths of a share of Series A Junior Participating Preferred Stock or other securities or property issuable upon exercise of rights and the number of rights outstanding, are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the purchase price or the number of shares of Series A Junior Participating Preferred Stock issuable upon exercise of a stockholder right will be required until the cumulative adjustment would require an increase or decrease of at least one percent in the purchase price or number of shares for which a right is exercisable.

At any time until the earlier of (1) the stock acquisition time, or (2) the final expiration date of the rights agreement, MetLife, Inc. may redeem all the stockholder rights at a price of $0.01 per right. At any time after a person has become an acquiring person and prior to the acquisition of beneficial ownership by such person of 50% or more of the outstanding shares of MetLife, Inc.’s common stock, MetLife, Inc. may exchange the stockholder rights, in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of Series A Junior Participating Preferred Stock (or of a share of a class or series of preferred stock having equivalent rights, preferences and privileges), per right.

The stockholder rights plan is designed to protect stockholders in the event of unsolicited offers to acquire MetLife, Inc. and other coercive takeover tactics which, in the opinion of its board of directors, could impair its ability to represent stockholder interests. The provisions of the stockholder rights plan may render an unsolicited takeover more difficult or less likely to occur or may prevent such a takeover, even though such takeover may offer MetLife, Inc.’s stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of MetLife, Inc.’s stockholders.

MetLife Policyholder Trust

Under a plan of reorganization adopted in September 1999, Metropolitan Life Insurance Company converted from a mutual life insurance company to a stock life insurance company subsidiary of MetLife, Inc. MetLife established the MetLife Policyholder Trust to hold the shares of common stock allocated to eligible policyholders. A total of 494,466,664 shares of common stock were distributed to the MetLife Policyholder Trust on the effective date of the plan of reorganization. As of October 31, 2007, the trust held 262,431,955 shares of MetLife, Inc.’s common stock. Because of the number of shares held by the trust and the voting provisions of the trust, the trust may affect the outcome of matters brought to a stockholder vote.

The trustee will generally vote all of the shares of common stock held in the trust in accordance with the recommendations given by MetLife, Inc.’s board of directors to its stockholders or, if the board gives no such recommendation, as directed by the board, except on votes regarding certain fundamental corporate actions. As a result of the voting provisions of the trust, MetLife, Inc.’s board of directors will effectively be able to control votes on all matters submitted to a vote of stockholders, excluding those fundamental corporate actions described below, so long as the trust holds a substantial number of shares of MetLife, Inc.’s common stock.

If the vote relates to fundamental corporate actions specified in the trust, the trustee will solicit instructions from the beneficiaries and vote all shares held in the trust in proportion to the instructions it receives, which would give disproportionate weight to the instructions actually given by trust beneficiaries. These actions include:

•	an election or removal of directors in which a stockholder has properly nominated one or more candidates in opposition to a nominee or nominees of MetLife, Inc.’s board of directors or a vote on a stockholder’s proposal to oppose a board nominee for director, remove a director for cause or fill a vacancy caused by the removal of a director by stockholders, subject to certain conditions;

•	a merger or consolidation, a sale, lease or exchange of all or substantially all of the assets, or a recapitalization or dissolution of MetLife, Inc., in each case requiring a vote of MetLife, Inc.’s stockholders under applicable Delaware law;

•	any transaction that would result in an exchange or conversion of shares of common stock held by the trust for cash, securities or other property; and

•	any proposal requiring MetLife, Inc.’s board of directors to amend or redeem the rights under the stockholder rights plan, other than a proposal with respect to which MetLife, Inc. has received advice of nationally-recognized legal counsel to the effect that the proposal is not a proper subject for stockholder action under Delaware law.

DESCRIPTION OF DEPOSITARY SHARES

The following outlines some of the general terms and provisions of the depositary shares. Further terms of the depositary shares and the applicable deposit agreement will be stated in the applicable prospectus supplement. The following description and any description of the depositary shares in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the deposit agreement, a form of which has been or will be filed as an exhibit to the registration statement of which this prospectus forms a part.

The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

General

MetLife, Inc. may choose to offer fractional interests in debt securities or fractional shares of common stock or preferred stock. MetLife, Inc. may issue fractional interests in debt securities, common stock or preferred stock, as the case may be, in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities or a fraction of a share of common stock or of a particular series of preferred stock, as the case may be, and would be evidenced by a depositary receipt.

MetLife, Inc. will deposit the debt securities or shares of common stock or preferred stock represented by depositary shares under a deposit agreement between MetLife, Inc. and a depositary which will be named in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share, you will be entitled, in proportion to the applicable fraction of a debt security or share of common stock or preferred stock represented by the depositary share, to all the rights and preferences of the debt security, common stock or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

Interest, Dividends and Other Distributions

The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities, common stock or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own. In the event of a distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case, the depositary may sell the property and distribute the net proceeds from the sale to you.

Redemption of Depositary Shares

If a debt security, common stock or series of preferred stock represented by depositary shares is redeemed, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of common stock or preferred stock, as the case may be, payable in relation to the redeemed series of debt securities, common stock or preferred stock. Whenever MetLife, Inc. redeems debt securities or shares of common stock or preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing, as the case may be, fractional interests in the debt securities or shares of common stock or preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

Exercise of Rights under the Indentures or Voting the Common Stock or Preferred

Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of fractional interests in debt securities, common stock or preferred stock, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the common stock or preferred stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities, common stock or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the common stock or preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. MetLife, Inc. will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to your fractional interests in the debt securities or voting shares of the common stock or preferred stock, as the case may be, if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

MetLife, Inc. and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely affects the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

The deposit agreement will terminate if:

•	all outstanding depositary shares have been redeemed;

•	if applicable, the debt securities and the preferred stock represented by depositary shares have been converted into or exchanged for common stock or, in the case of debt securities, repaid in full; or

•	there has been a final distribution in respect of the common stock or preferred stock, including in connection with the liquidation, dissolution or winding-up of MetLife, Inc., and the distribution proceeds have been distributed to you.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to MetLife, Inc. notice of its election to do so. MetLife, Inc. also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. MetLife, Inc. must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having total assets of not less than $1,000,000,000.

Charges of Depositary

MetLife, Inc. will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. MetLife, Inc. will pay charges of the depositary in connection with the initial deposit of the debt securities or common stock or preferred stock, as the case may be, and issuance of depositary receipts, all withdrawals of depositary shares of debt securities or common stock or preferred stock, as the case may be, by you and any repayment or redemption of the debt securities or preferred stock, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.

Miscellaneous

The depositary will forward all reports and communications from MetLife, Inc. which are delivered to the depositary and which MetLife, Inc. is required or otherwise determines to furnish to holders of debt securities, common stock or preferred stock, as the case may be. Neither MetLife, Inc. nor the depositary will be liable under the deposit agreement to you other than for its gross negligence, willful misconduct or bad faith. Neither MetLife, Inc. nor the depositary will be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities, common stock or preferred stock unless satisfactory indemnity is furnished. MetLife, Inc. and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of common stock or preferred stock for deposit, you or other persons believed to be competent and on documents which MetLife, Inc. and the depositary believe to be genuine.

DESCRIPTION OF WARRANTS

MetLife, Inc. may issue warrants to purchase debt securities, preferred stock, common stock or other securities described in this prospectus, or any combination of these securities, and these warrants may be issued independently or together with any underlying securities and may be attached or separate from the underlying securities. MetLife, Inc. will issue each series of warrants under a separate warrant agreement to be entered into between MetLife, Inc. and a warrant agent. The warrant agent will act solely as MetLife, Inc.’s agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, a form of which has been or will be filed as an exhibit to the registration statement of which this prospectus forms a part.

The applicable prospectus supplement will describe the terms of any warrants that MetLife, Inc. may offer, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency, currencies, or currency units in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for other securities described in this prospectus will not have any rights of holders of such securities purchasable upon such exercise.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, MetLife, Inc. will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate is exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights; Governing Law

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against MetLife, Inc. to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

DESCRIPTION OF PURCHASE CONTRACTS

As may be specified in a prospectus supplement, MetLife, Inc. may issue purchase contracts obligating holders to purchase from MetLife, Inc., and MetLife, Inc. to sell to the holders, a number of debt securities, shares of common stock or preferred stock, or other securities described in this prospectus or the applicable prospectus supplement at a future date or dates. The purchase contracts may require MetLife, Inc. to make periodic payments to the holders of the purchase contracts. These payments may be unsecured or prefunded on some basis to be specified in the applicable prospectus supplement.

The prospectus supplement relating to any purchase contracts will specify the material terms of the purchase contracts and any applicable pledge or depositary arrangements, including one or more of the following:

•	The stated amount that a holder will be obligated to pay under the purchase contract in order to purchase debt securities, common stock, preferred stock, or other securities described in this prospectus or the formula by which such amount shall be determined.

•	The settlement date or dates on which the holder will be obligated to purchase such securities. The prospectus supplement will specify whether the occurrence of any events may cause the settlement date to occur on an earlier date and the terms on which an early settlement would occur.

•	The events, if any, that will cause MetLife, Inc.’s obligations and the obligations of the holder under the purchase contract to terminate.

•	The settlement rate, which is a number that, when multiplied by the stated amount of a purchase contract, determines the number of securities that MetLife, Inc. or a trust will be obligated to sell and a holder will be obligated to purchase under that purchase contract upon payment of the stated amount of that purchase contract. The settlement rate may be determined by the application of a formula specified in the prospectus supplement. If a formula is specified, it may be based on the market price of such securities over a specified period or it may be based on some other reference statistic.

•	Whether the purchase contracts will be issued separately or as part of units consisting of a purchase contract and an underlying security with an aggregate principal amount equal to the stated amount. Any underlying securities will be pledged by the holder to secure its obligations under a purchase contract.

•	The type of underlying security, if any, that is pledged by the holder to secure its obligations under a purchase contract. Underlying securities may be debt securities, common stock, preferred stock, or other securities described in this prospectus or the applicable prospectus supplement.

•	The terms of the pledge arrangement relating to any underlying securities, including the terms on which distributions or payments of interest and principal on any underlying securities will be retained by a collateral agent, delivered to MetLife, Inc. or be distributed to the holder.

•	The amount of the contract fee, if any, that may be payable by MetLife, Inc. to the holder or by the holder to MetLife, Inc., the date or dates on which the contract fee will be payable and the extent to which MetLife, Inc. or the holder, as applicable, may defer payment of the contract fee on those payment dates. The contract fee may be calculated as a percentage of the stated amount of the purchase contract or otherwise.

The descriptions of the purchase contracts and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements and are subject to and qualified in their entirety by reference to the terms and provisions of the purchase contract agreement, pledge agreement and deposit agreement, forms of which have been or will be filed as exhibits to the registration statement of which this prospectus forms a part.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, MetLife, Inc. may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units and any applicable underlying security or pledge or depositary arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements and are subject to, and qualified in their entirety by reference to, the terms and provisions of the applicable agreements, forms of which have been or will be filed as exhibits to the registration statement of which this prospectus forms a part.

DESCRIPTION OF TRUST PREFERRED SECURITIES

The following outlines some of the general terms and provisions of the trust preferred securities. Further terms of the trust preferred securities and the amended and restated declarations of trust will be stated in the applicable prospectus supplement. The prospectus supplement will also indicate whether the general terms described in this section apply to that particular series of trust preferred securities. The following description and any description of the trust preferred securities and amended and restated declarations of trust in a prospectus supplement may not be complete and are subject to and qualified in their entirety by reference to the terms and provisions of the amended and restated declarations of trust, forms of which have been or will be filed as exhibits to the registration statement of which this prospectus forms a part.

General

Each trust may issue only one series of trust preferred securities having terms described in the prospectus supplement. The declaration of trust of each trust will authorize the administrative trustees, on behalf of the trust, to issue the trust preferred securities of the trust. The trusts will use all of the proceeds they receive from the sale of trust preferred securities and common securities to purchase debt securities issued by MetLife, Inc. The debt securities will be held in trust by the trust’s property trustee for the benefit of the holders of the trust preferred securities and common securities.

The trust preferred securities of each trust will have such terms as are set forth in the trust’s declaration of trust, including as relates to distributions, redemption, voting, liquidation rights and the other preferred, deferral and special rights and restrictions. A prospectus supplement relating to the trust preferred securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the distinctive designation of the trust preferred securities;

•	the number of trust preferred securities issued by the trust;

•	the total and per-security liquidation amount of the trust preferred securities;

•	the annual distribution rate, or method of determining such rate, for trust preferred securities of the trust;

•	the date or dates on which distributions will be payable and any corresponding record dates;

•	whether distributions on the trust preferred securities will be cumulative;

•	if the trust preferred securities have cumulative distribution rights, the date or dates, or method of determining the date or dates, from which distributions on the trust preferred securities will be cumulative;

•	the amount or amounts that will be paid out of the assets of the trust to the holders of the trust preferred securities of the trust upon voluntary or involuntary dissolution, winding-up or termination of the trust;

•	the obligation, if any, of the trust to purchase or redeem the trust preferred securities;

•	if the trust is to purchase or redeem the trust preferred securities:

•	the price or prices at which the trust preferred securities will be purchased or redeemed in whole or in part;

•	the period or periods within which the trust preferred securities will be purchased or redeemed, in whole or in part;

•	the terms and conditions upon which the trust preferred securities will be purchased or redeemed, in whole or in part;

•	the voting rights, if any, of the trust preferred securities in addition to those required by law, including:

•	the number of votes per trust preferred security; and

•	any requirement for the approval by the holders of trust preferred securities as a condition to specified action or amendments to the trust’s declaration of trust;

•	the rights, if any, to defer distributions on the trust preferred securities by extending the interest payment period on the related debt securities;

•	if the trust preferred securities may be converted into or exercised or exchanged for MetLife’s common stock or preferred stock or any other securities, the terms on which conversion, exercise or exchange is mandatory, at the option of the holder or at the option of each trust, the date on or the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common stock or preferred stock or other securities issuable upon conversion, exercise or exchange may be adjusted;

•	the terms upon which the debt securities may be distributed to holders of trust preferred securities;

•	whether the preferred securities are to be issued in book-entry form and represented by one or more global certificates;

•	certain U.S. federal income tax considerations;

•	if applicable, any securities exchange upon which the trust preferred securities shall be listed;

•	provisions relating to events of default and the rights of holders of trust preferred securities in the event of default;

•	other agreements or other rights including upon the consolidation or merger of the trust; and

•	any other relative rights, preferences, privileges, limitations or restrictions of the trust preferred securities not inconsistent with the trust’s declaration of trust or applicable law.

All trust preferred securities offered will be guaranteed by MetLife, Inc. to the extent set forth under “Description of Guarantees.” Any material United States federal income tax considerations applicable to an offering of trust preferred securities will be described in the applicable prospectus supplement.

In connection with the issuance of preferred securities, each trust will issue one series of common securities. The declaration of each trust authorizes the administrative trustees to issue on behalf of such trust one series of common securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the common securities issued by the trust will be substantially identical to the terms of the preferred securities issued by such trust and the common securities will rank equally, and payments will be made thereon pro rata, with the preferred securities. However, upon an event of default under the declaration of trust, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. Except in certain limited circumstances, the common securities will also carry the right to vote, and appoint, remove or replace any of the trustees of a trust. MetLife, Inc. will own, directly or indirectly, all of the common securities of each trust.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

If an event of default occurs, and is continuing, under the declaration of trust of any of the trusts, the holders of the preferred securities of that trust would typically rely on the property trustee to enforce its rights as a holder of the related debt securities against MetLife, Inc. Additionally, those who together hold a majority of the liquidation amount of the trust’s preferred securities will have the right to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the property trustee; or

•	direct the exercise of any trust or power that the property trustee holds under the declaration of trust, including the right to direct the property trustee to exercise the remedies available to it as a holder of MetLife, Inc.’s debt securities.

If the property trustee fails to enforce its rights under the applicable series of debt securities, to the fullest extent permitted by law, a holder of trust preferred securities of such trust may institute a legal proceeding directly against

MetLife, Inc. to enforce the property trustee’s rights under the applicable series of debt securities without first instituting any legal proceeding against the property trustee or any other person or entity.

Notwithstanding the foregoing, if an event of default occurs and the event is attributable to MetLife, Inc.’s failure to pay interest or principal on the debt securities when due, including any payment on redemption, and this debt payment failure is continuing, a preferred securities holder of the trust may directly institute a proceeding for the enforcement of this payment. Such a proceeding will be limited, however, to enforcing the payment of this principal or interest only up to the value of the aggregate liquidation amount of the holder’s preferred securities as determined after the due date specified in the applicable series of debt securities.

DESCRIPTION OF GUARANTEES

The following outlines some of the general terms and provisions of the guarantees. Further terms of the guarantees will be stated in the applicable prospectus supplement. The prospectus supplement will also indicate whether the general terms described in this section apply to those guarantees. The following description and any description of the guarantees in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the guarantee agreements, forms of which have been or will be filed as exhibits to the registration statement of which this prospectus forms a part, and the Trust Indenture Act.

MetLife, Inc. will execute and deliver the guarantees for the benefit of the holders of the trust preferred securities. Each guarantee will be held by the guarantee trustee for the benefit of holders of the trust preferred securities to which it relates.

Each guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York Trust Company, N.A. will act as indenture trustee under each guarantee for purposes of the Trust Indenture Act.

General

Pursuant to each guarantee, MetLife, Inc. will irrevocably and unconditionally agree, to the extent set forth in the guarantee, to pay in full, to the holders of the related trust preferred securities, the following guarantee payments, to the extent these guarantee payments are not paid by, or on behalf of, the related trust, regardless of any defense, right of set-off or counterclaim that MetLife, Inc. may have or assert against any person:

•	any accrued and unpaid distributions required to be paid on the trust preferred securities of the trust, but if and only if and to the extent that the trust has funds legally and immediately available to make those payments;

•	any distributions of MetLife’s common stock or preferred stock or any of its other securities, in the event that the trust preferred securities may be converted into or exercised for common stock or preferred stock, to the extent the conditions of such conversion or exercise have occurred or have been satisfied and the trust does not distribute such shares or other securities but has received such shares or other securities;

•	the redemption price, including all accrued and unpaid distributions to the date of redemption, with respect to any trust preferred securities called for redemption by the trust, but if and only to the extent the trust has funds legally and immediately available to make that payment; and

•	upon a dissolution, winding-up or termination of the trust, other than in connection with the distribution of debt securities to the holders of trust preferred securities of the trust, the lesser of:

•	the total of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities of the trust to the date of payment, to the extent the trust has funds legally and immediately available to make that payment; and

•	the amount of assets of the trust remaining available for distribution to holders of trust preferred securities of the trust in liquidation of the trust.

MetLife, Inc. may satisfy its obligation to make a guarantee payment by directly paying the required amounts to the holders of the related trust preferred securities or by causing the related trust to pay such amounts to such holders.

Each guarantee will constitute a guarantee of payments with respect to the related trust preferred securities from the time of issuance of the trust preferred securities. The guarantees will not apply to the payment of distributions and other payments on the trust preferred securities when the related trust does not have sufficient funds legally and immediately available to make the distributions or other payments. If MetLife, Inc. does not make interest payments on the debt securities purchased by a trust, such trust will not pay distributions on the preferred securities issued by such trust and will not have funds available therefor. The guarantee, when taken together with MetLife, Inc.’s obligations under the debt securities, the Indentures and the declarations of trust, will provide a full and unconditional guarantee by MetLife, Inc. of payments due on the trust preferred securities.

MetLife, Inc. will also agree separately, through guarantees of the common securities, to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities to the same extent as the guarantees of the preferred securities. However, upon an event of default under the Indentures, holders of preferred securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Subordination

MetLife, Inc.’s obligation under each guarantee to make the guarantee payments will be an unsecured obligation of MetLife, Inc. and, if subordinated debt securities are issued to the applicable trust and unless otherwise noted in the prospectus supplement, will rank:

•	subordinate and junior in right of payment to all of MetLife, Inc.’s other liabilities, including the subordinated debt securities, except those obligations or liabilities ranking equal or subordinate to the guarantees by their terms;

•	equally with any other securities, liabilities or obligations that may have equal ranking by their terms; and

•	senior to all of MetLife, Inc.’s common stock.

If subordinated debt securities are issued to the applicable trust, the terms of the trust preferred securities will provide that each holder of trust preferred securities, by accepting the trust preferred securities, agrees to the subordination provisions and other terms of the guarantee related to subordination.

Each guarantee will constitute a guarantee of payment and not of collection. This means that the holder of trust preferred securities may institute a legal proceeding directly against MetLife, Inc. to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity.

Each guarantee will be unsecured and, because MetLife, Inc. is principally a holding company, will be effectively subordinated to all existing and future liabilities of MetLife, Inc.’s subsidiaries, including liabilities under contracts of insurance and annuities written by MetLife, Inc.’s insurance subsidiaries. The guarantee does not limit the incurrence or issuance of other secured or unsecured debt by MetLife, Inc.

Amendments and Assignment

For any changes that materially and adversely affect the rights of holders of the related trust preferred securities, each guarantee may be amended only if there is prior approval of the holders of more than 50% in liquidation amount of the outstanding trust preferred securities issued by the applicable trust. All guarantees and agreements contained in each guarantee will bind the successors, assigns, receivers, trustees and representatives of MetLife, Inc. and will inure to the benefit of the holders of the related trust preferred securities of the applicable trust then outstanding.

Termination

Each guarantee will terminate and will have no further force and effect as to the related trust preferred securities upon:

•	distribution of debt securities to the holders of all trust preferred securities of the applicable trust; or

•	full payment of the amounts payable upon liquidation of the applicable trust.

Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related trust preferred securities must restore payment of any sums paid with respect to the trust preferred securities or under the guarantee.

Events of Default

Each guarantee provides that an event of default under a guarantee occurs upon MetLife, Inc.’s failure to perform any of its obligations under the applicable guarantee.

The holders of a majority or more in liquidation amount of the trust preferred securities to which any guarantee relates may direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee with respect to the guarantee or may direct the exercise of any trust or power conferred upon the guarantee trustee in respect of the guarantee.

If the guarantee trustee fails to enforce the guarantee, any holder of the related trust preferred securities may institute a legal proceeding directly against MetLife, Inc. to enforce the holder’s rights under such guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

Furthermore, if MetLife, Inc. fails to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against MetLife, Inc. for enforcement of the trust preferred securities guarantee for such payment.

The holders of a majority or more in liquidation amount of trust preferred securities of any series may, by vote, on behalf of the holders of all the trust preferred securities of the series, waive any past event of default and its consequences.

Information Concerning the Guarantee Trustee

Prior to an event of default with respect to any guarantee and after the curing or waiving of all events of default with respect to the guarantee, the guarantee trustee may perform only the duties that are specifically set forth in the guarantee.

Once a guarantee event of default has occurred and is continuing, the guarantee trustee is to exercise, with respect to the holder of the trust preferred securities of the series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Unless the guarantee trustee is offered reasonable indemnity against the costs, expenses and liabilities which may be incurred by the guarantee trustee by a holder of the related trust preferred securities, the guarantee trustee is not required to exercise any of its powers under any guarantee at the request of the holder. Additionally, the guarantee trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the guarantee trustee reasonably believes that it is not assured repayment or adequate indemnity.

The guarantee trustee is The Bank of New York Trust Company, N.A., which is one of a number of banks and trust companies with which MetLife, Inc. and its subsidiaries maintain ordinary banking and trust relationships.

Governing Law

Each guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

PLAN OF DISTRIBUTION

MetLife, Inc. may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors; or

•	through agents to the public or to institutional investors.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities and the proceeds to be received by MetLife, Inc. or the applicable trust from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If MetLife, Inc. or the trusts use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for MetLife, Inc. or the trusts. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with MetLife, Inc. or the trusts and its compensation.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

If MetLife, Inc. sells the securities directly or through agents designated by it, MetLife, Inc. will identify any agent involved in the offering and sale of the securities and will list any commissions payable by MetLife, Inc. to the agent in the accompanying prospectus supplement. Unless indicated otherwise in the prospectus supplement, any such agent will be acting on a best efforts basis to solicit purchases for the period of its appointment.

MetLife, Inc. may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities and provide for payment and delivery on a future date specified in an accompanying prospectus supplement. MetLife, Inc. will describe any such arrangement in the prospectus supplement. Any such institutional investor may be subject to limitations on the minimum amount of securities that it may purchase or on the portion of the aggregate principal amount of such securities that it may sell under such arrangements. Institutional investors from which such authorized offers may be solicited include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	such other institutions as MetLife, Inc. may approve.

Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with MetLife, Inc. and/or the applicable trust, or both, to indemnification by MetLife, Inc. against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services for MetLife, Inc., any trust, and/or MetLife, Inc.’s affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the New York Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities, other than the common stock, may or may not be listed on a national securities exchange. Any underwriters to whom securities are sold by MetLife, Inc. or any trust for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

Any offering of trust preferred securities will be made in compliance with Rule 2810 of the Conduct Rules of the National Association of Securities Dealers, Inc.

LEGAL OPINIONS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for MetLife, Inc. by Richard S. Collins, Senior Chief Counsel — General Corporate, of Metropolitan Life Insurance Company and for any underwriters or agents by counsel named in the applicable prospectus supplement. Mr. Collins is paid a salary by MetLife, is a participant in various employee benefit plans offered by MetLife to employees generally and has options to purchase shares of MetLife, Inc. common stock. Certain matters of Delaware law relating to the validity of the trust preferred securities of MetLife Capital Trust V, MetLife Capital Trust VI, MetLife Capital Trust VII, MetLife Capital Trust VIII and MetLife Capital Trust IX will be passed upon for the trust by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel for the trusts.

EXPERTS

The consolidated financial statements, consolidated financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting, incorporated in this Prospectus by reference from MetLife’s Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, (which (1) express an unqualified opinion on the consolidated financial statements and consolidated financial statement schedules and include an explanatory paragraph referring to MetLife’s change of its method of accounting for defined benefit pension and other postretirement plans, and for certain non-traditional long duration contracts and separate accounts as required by accounting guidance which MetLife adopted on December 31, 2006 and January 1, 2004, respectively, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$

MetLife

MetLife, Inc.
% Senior Notes due

Prospectus Supplement
, 2009

Barclays Capital
UBS Investment Bank

PEANUTS © United Feature Syndicate Inc.

MetLife, Inc.
200 Park Avenue
New York, NY 10166